UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Cushman & Wakefield plc

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225 West Wacker Drive

Chicago, Illinois 60606

May 14, 2019

Dear Fellow Shareholder:

On behalf of the Board of Directors and management of Cushman & Wakefield plc, I cordially invite you to attend our annual general meeting of shareholders on June 6, 2019, in the 30th Floor Boardroom at our offices at 225 West Wacker Drive, Chicago, Illinois 60606 at 8:00 a.m. (Central Time). The notice of meeting and proxy statement that follow describe the business that we will consider at the meeting.

We hope that you will be able to attend the meeting. However, regardless of whether you are present in person, your vote is very important. We are pleased to offer multiple options for voting your ordinary shares. You may vote by telephone, via the internet, by mail or in person, as described beginning on page 1 of the accompanying proxy statement.

Thank you for your support of Cushman & Wakefield plc.

Sincerely yours,

Brett White

Executive Chairman and Chief Executive Officer

Notice of 2019 Annual General Meeting of Shareholders

June 6, 2019

8:00 a.m. (Central Time)

225 West Wacker Drive, Boardroom, 30th Floor

Chicago, Illinois 60606

AGENDA:

1.	Election of the three Class I Board nominated directors named in the Proxy Statement: Jonathan Coslet, Qi Chen and Michelle MacKay.

2.	Ratification of KPMG LLP as our independent registered public accounting firm.

3.	Appointment of KPMG LLP as our UK Statutory Auditor.

4.	Authorization of the Audit Committee to determine the compensation of our UK Statutory Auditor.

5.	Non-binding, advisory vote on the compensation of our named executive officers (“Say-on-Pay”).

6.	Non-binding, advisory vote on the frequency of future Say-on-Pay votes (“Say-on-Pay Frequency”).

7.	Non-binding, advisory vote on our director compensation report.

8.	Approval of our director compensation policy.

Only shareholders of record as of April 29, 2019 will be entitled to attend and vote at the annual general meeting of shareholders (the “Annual Meeting”) and any adjournments or postponements thereof.

We hope that you can attend the Annual Meeting in person. Regardless of whether you will attend in person, please complete and return your proxy so that your shares can be voted at the Annual Meeting in accordance with your instructions. Any shareholder attending the Annual Meeting may vote in person even if that shareholder returned a proxy. You will need to bring a picture ID and proof of ownership of Cushman & Wakefield plc shares as of the record date to enter the Annual Meeting. If your ordinary shares are held in the name of your broker, bank or other nominee and you want to vote in person, then you will need to obtain a legal proxy from the institution that holds your ordinary shares indicating that you were the beneficial owner of our ordinary shares on the record date.

May 14, 2019

By Order of the Board of Directors

Brett Soloway

Executive Vice President, General Counsel and Corporate Secretary

This Proxy Statement and accompanying proxy card are first being mailed to shareholders on May 14, 2019.

References in this Proxy Statement to “Cushman,” “the Company,” “we,” “us” or “our” refer to Cushman & Wakefield plc and include all of its consolidated subsidiaries, unless otherwise indicated or the context requires otherwise. References to “the Board” refer to our Board of Directors. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, including financial statements, and our UK Annual Report and Accounts for the fiscal year ended December 31, 2018, are being mailed simultaneously with this Proxy Statement to each shareholder and will also be available at http://ir.cushmanwakefield.com.

PROXY SUMMARY INFORMATION

To assist you in reviewing the proposals to be voted upon at the Annual Meeting, we have summarized important information contained in this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. This summary does not contain all of the information that you should consider, and you should carefully read the entire Proxy Statement and Annual Report on Form 10-K before voting.

Voting

Shareholders of record as of April 29, 2019 may cast their votes in any of the following ways:

Internet Visit www.investorvote.com/CWK. You will need the 16-digit number included in your proxy card, voter instruction form or notice.	Phone Call +1 800-652-8683 or the number on your voter instruction form. You will need the 16-digit number included in your proxy card, voter instruction form or notice.	Mail Send your completed and signed proxy card or voter instruction form to the address on your proxy card or voter instruction form.

In Person

If you plan to attend the meeting, you will need to bring a picture ID and proof of ownership of Cushman & Wakefield plc shares as of the record date. If your ordinary shares are held in the name of your broker, bank or other nominee and you want to vote in person, then you will need to obtain a legal proxy from the institution that holds your ordinary shares indicating that you were the beneficial owner of our ordinary shares on April 29, 2019.

Voting Matters and Board Recommendations

Proposal	Board Vote Recommendations
Election of directors (page 1)	✓ FOR each Director Nominee
Ratification of KPMG LLP as independent registered public accounting firm (page 10)	✓ FOR
Appointment of KPMG LLP as UK Statutory Auditor (page 13)	✓ FOR
Authorization of the Audit Committee to determine the compensation of the UK Statutory Auditor (page 14)	✓ FOR
Non-binding, advisory vote on the compensation of named executive officers (“Say-on-Pay”) (page 15)	✓ FOR
Non-binding, advisory vote on the frequency of future Say-on-Pay votes (“Say-on-Pay Frequency”) (page 36)	✓ “1 YEAR”
Non-binding, advisory vote on the director compensation report (page 37)	✓ FOR
Approval of the director compensation policy (page 38)	✓ FOR

Fiscal Year 2018 Business Highlights

Cushman & Wakefield is a preeminent global leading commercial real estate services firm with an iconic brand and approximately 51,000 employees led by an experienced executive team. We operate from approximately 400 offices in 70 countries, managing approximately 3.6 billion square feet of commercial real estate space on behalf of institutional, corporate and private clients. We serve the world’s real estate owners and occupiers, delivering a broad suite of services through our integrated and scalable platform. Our business is focused on meeting the increasing demands of our clients through a comprehensive offering of services including Property, facilities and project management, Leasing, Capital markets, Valuation and other services. In 2018, 2017 and 2016, we generated revenues of $8.2 billion, $6.9 billion and $6.2 billion, respectively, and Fee revenues of $6.0 billion, $5.3 billion and $4.8 billion, respectively.

Since 2014, we have built our company organically and through the combination of DTZ, Cassidy Turley and Cushman & Wakefield, giving us the scale and worldwide footprint to effectively serve our clients’ multinational businesses. The result is a global real estate services firm with the iconic Cushman & Wakefield brand, steeped in over 100 years of leadership. We were recently named #2 in our industry’s top brand study, the Lipsey Company’s Top 25 Commercial Real Estate Brands.

The past several years have been a period of rapid growth and transformation for our company. Our experienced management team has been focused on integrating companies, driving operating efficiencies, realizing cost savings, attracting and retaining talent and improving financial performance. In August 2018, Cushman & Wakefield successfully completed an initial public offering (the “IPO”), listing the firm on the New York Stock Exchange (NYSE: CWK).

Today, Cushman & Wakefield is one of the top three real estate services providers as measured by revenue and workforce. We have made significant investments in technology and workflows to support our growth strategy to improve our productivity and drive better outcomes for our clients.

In 2018, we achieved record full year financial performance with the following results:

•	Revenue for the full year 2018 was $8.2 billion, up 19% (19% local currency). Fee revenue was $6.0 billion, up 12% (12% local currency).

•	Full year net loss decreased $35.5 million to $(185.8) million, with net loss per share of $(1.09) and adjusted earnings per share of $1.67.

•	Full year Adjusted EBITDA was $659.1 million, up 25% (26% local currency). Adjusted EBITDA margin of 11.1% was up 115 bps.

•	Revenue for the fourth quarter was $2.4 billion, up 17% (19% local currency). Fee revenue was $1.8 billion, up 8% (10% local currency).

In addition, the company’s IPO was one of the largest initial public offerings of the year based on offering size.

For more complete information regarding our year 2018 performance, please review our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. Fee revenue, Adjusted EBITDA, Adjusted EBITDA margin, adjusted earnings per share and local currency are non-GAAP (generally accepted accounting principles) financial measures. Our management principally uses these non-GAAP financial measures to evaluate operating performance, develop budgets and forecasts, improve comparability of results and assist our investors in analyzing the underlying performance of our business. For definitions of these measures, reconciliations to the most closely comparable GAAP measure and explanations on the reasons our management uses such measures, please see pages 40 to 43 in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. You can obtain a free copy of our Annual Report on Form 10-K at the website of the Securities and Exchange Commission (the “SEC”), www.sec.gov, or by submitting a written request by (i) mail to Cushman & Wakefiled plc, Attention: Investor Relations, 225 West Wacker Drive, Chicago, Illinois 60606, (ii) telephone at +1 312-338-7860 or (iii) e-mail at ir@cushwake.com.

Summary of Board Nominees

The following table provides summary information about each of the director nominees who is being voted on by shareholders at the Annual Meeting.

Name	Age	Director Since	Principal/Most Recent Occupation	Committees	Other Public Company Boards
Jonathan Coslet*	54	2018	Senior Partner at TPG Global LLC	None	Two
Qi Chen*	42	2014	Partner at PAG Asia Capital	None	None
Michelle MacKay*	52	2018	Former Senior Advisor to iStar Inc.	None	None

* Independent Director

Executive Compensation Highlights

Our Philosophy

Our compensation philosophy is to provide an attractive, flexible and effective compensation package to our executive officers that is tied to our corporate performance and aligned with the interests of our shareholders. Our executive compensation program is designed to help us recruit, motivate and retain the caliber of executive officers necessary to deliver consistent high performance to our clients, shareholders and other stakeholders.

One of our growth strategies is to recruit, hire and retain top talent. We attract and retain high quality employees. These employees produce superior client results and position us to win additional business across our platform. We believe our people are the key to our business and we have instilled an atmosphere of collective success. Our compensation policies and practices also allow us to communicate our goals and standards of conduct and performance and to motivate and reward employees for their achievements. In general, the same principles governing the compensation of our executive officers also apply to the compensation of all our employees, which include:

•	Retain and hire the best leaders.

•	Pay for performance.

•	Reward long-term growth and profitability.

•	Tie compensation to business performance.

•	Align executive compensation with shareholder interests.

•	Limited personal benefits.

Annual Compensation

Set forth below is the 2018 compensation for our named executive officers. See the footnotes accompanying the Summary Compensation Table on page 23 for more information.

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards	Option Awards		Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Brett White, Executive Chairman and Chief Executive Officer	2018	$950,000	—	$45,131,905	—	$3,066,600	$91,455	$49,239,960	$49,239,960
Duncan Palmer, Executive Vice President, Chief Financial Office	2018	$600,000	$1,450,000	$999,998	$1,717,800	$919,980	$6,750	$5,694,528	$5,694,528
John Forrester, Executive Vice President, Global President	2018	$628,312	$1,450,000	$2,058,824	$1,717,800	$1,864,068	$84,832	$7,803,836	$7,803,836
Michelle Hay, Chief Human Resources Officer	2018	$425,000	$150,000	$350,000	$336,057	$325,826	$6,750	$1,593,633	$1,593,633
Brett Soloway, Executive Vice President, General Counsel and Corporate Secretary	2018	$470,137	$300,000	$437,500	$250,955	$364,159	—	$1,822,751	$1,822,751

PROPOSAL 1 ELECTION OF DIRECTORS

Our Board has nominated three Class I directors for election at this Annual Meeting to hold office until the annual general meeting of shareholders to be held in 2022 and the election of their successors. All of the nominees were selected to serve on our Board based on:

•	outstanding achievement in their professional careers;

•	broad experience;

•	personal and professional integrity;

•	their ability to make independent, analytical inquiries;

•	financial literacy;

•	mature judgment;

•	high-performance standards;

•	familiarity with our business and industry; and

•	an ability to work collegially.

We also believe that all of our director nominees have a reputation for honesty and adherence to high ethical standards. Each agreed to be named in this Proxy Statement and to serve if elected.

Director Nomination Criteria: Qualifications, Skills and Experience

The criteria for selecting director candidates is set out in the Corporate Governance Guidelines and in the charter of the Nominating and Corporate Governance Committee. Both of these documents are available at http://ir.cushmanwakefield.com/governance. In evaluating candidates, the Board seeks individuals of high integrity and good judgment who have a record of accomplishment in their chosen fields, and who display the independence of mind and strength of character to effectively represent the best interest of all shareholders and provide practical insights and diverse perspectives. The Nominating and Corporate Governance Committee is responsible for identifying and screening candidates, for developing and recommending to the Board criteria for nominees, for evaluating candidates recommended or nominated by shareholders, for recommending to the Board all nominees for election to the Board at the annual general meeting of shareholders, and for recommending any other action with respect to candidates nominated by shareholders. The Corporate Governance Guidelines and the charter of the Nominating and Corporate Governance Committee authorize the Nominating and Corporate Governance Committee to determine the qualifications, qualities, skills and other expertise required to be a director but also sets out the following minimum qualification requirements:

•	integrity,

•	strength of character,

•	judgment

•	business experience,

•	specific areas of expertise,

•	ability to devote sufficient time to attendance at and preparation for Board meetings,

•	factors relating to composition of the Board (including size and structure), and

•	principles of diversity.

The Board has not introduced term or age limits. While term limits could help ensure that fresh ideas and viewpoints are available to the Board, they hold the disadvantage of losing the contribution of directors who have been able to develop, over a period of time, increased insight into the Company and its operations and, therefore, provide significant contributions to the Board as a whole. As an alternative to term limits, the Nominating and Corporate Governance Committee reviews each director’s continued tenure on the Board annually.

The Nominating and Corporate Governance Committee may consider candidates for our Board from any reasonable source, including from a search firm engaged by the Nominating and Corporate Governance Committee or shareholder recommendations. Although we do not have a formal policy with regard to the consideration of any director nominees recommended by shareholders, a shareholder or group of shareholders may recommend potential candidates for consideration. We do not have such a policy because the Nominating and Corporate Governance Committee believes that it can adequately evaluate any such nominees on a case-by-case basis.

Shareholders seeking to request that an individual be nominated as a director must generally deliver any such request and accompanying information in writing to the Corporate Secretary at 225 West Wacker Drive, Chicago, Illinois 60606 not earlier than the close of business on the one hundred and twentieth (120) calendar day nor later than the close of business on the ninetieth (90) calendar day prior to the date of the first anniversary of the preceding year’s annual general meeting. The request must include all information relating to such director nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), including such person’s written consent to be named in the proxy statement as nominee and to serve as a director if elected. In addition, the request must include, among other things:

•	the nominating shareholder’s or shareholders’ name(s) and address(es) as they appear on the Company’s books;

•	the class and number of shares beneficially owned by the nominating shareholder(s);

•

any other information relating to such shareholder(s) that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies pursuant to Regulation 14A under the Exchange Act; and

•	to the extent known by the shareholder(s) giving notice, the name and address of any other shareholder(s) supporting the election of the director candidate.

2019 Director Nominees

Jonathan Coslet

Age: 54

Director Since: 2018

Committees: None

Class I Director

Mr. Coslet is a Senior Partner of TPG Global LLC (“TPG”). Mr. Coslet is also a member of the firm’s Investment Committee and Management Committee. Prior to joining TPG, he worked at Donaldson, Lufkin & Jenrette, and before that, at Drexel Burnham Lambert, where he started his career. Mr. Coslet previously served on the board of directors of Biomet, Inc., IASIS Healthcare LLC, Quintiles IMS Holdings, Inc., Quintiles Transnational Holdings Inc., PETCO Animal Supplies, Inc. and Neiman Marcus Group, Inc. He currently serves on the boards of Life Time Fitness, Inc., IQVIA Holdings Inc., the Stanford Medical Advisory Council and the Stanford Institute for Economic Policy Research Advisory Board, and he serves as a Trustee for Menlo School. Mr. Coslet holds a B.S. in economics and finance from the Wharton School of the University of Pennsylvania and an M.B.A. from Harvard Business School.

Qualifications, Attributes and Skills: More than 25 years of experience in advising and growing companies; extensive management and board of director experience; and finance background.

Qi Chen

Age: 42

Director Since: 2014

Committees: None

Class I Director

Ms. Chen is a Partner at PAG Asia Capital (“PAG”) where she focuses on investments in financial services and cross-border transactions. Prior to joining PAG in 2011, she worked at TPG Capital from 2006 to 2011. She also worked in Morgan Stanley’s investment banking division and Boston Consulting Group previously. She holds a B.A. from Peking University and an M.B.A from the Kellogg School of Management, Northwestern University.

Qualifications, Attributes and Skills: Extensive management and board of director experience; expertise in cross-market and global operations; broad market expertise and understanding of the markets.

Michelle MacKay

Age: 52

Director Since: 2018

Committees: None

Ms. MacKay was most recently a Senior Advisor to iStar from 2017 to 2018, and previously served as iStar’s Executive Vice President of Investments from 2003 to 2017. Prior to iStar, she served as an Executive Director and as a senior member of the Commercial Real Estate Investment Committee at UBS. She holds a B.A. from the University of Connecticut and a M.B.A. from the University of Hartford.

Qualifications, Attributes and Skills: Extensive knowledge of and experience in the real estate industry; strong understanding of real estate finance and management; leadership experience at real estate companies.

Required Vote

A nominee must receive more votes “FOR” than “AGAINST” her or his re-election in order to be re-elected. Shareholders may vote “FOR” or “AGAINST” all three or any of the nominees or may elect to “ABSTAIN” their vote for all three or any of the nominees. Votes to “ABSTAIN” with respect to a nominee and broker non-votes are not considered votes cast, and so will not affect the outcome of the nominee’s election.

Recommendation

Our Board recommends that shareholders vote “FOR” all of the nominees.

CORPORATE GOVERNANCE

GOVERNANCE HIGHLIGHTS

Corporate Governance	Compensation	Shareholder Rights
• 9 directors, 8 of whom are independent	• Pay-for-performance compensation program, which includes performance-based equity grants	• Shareholder rights to call special meetings

• Independent lead director	• Share ownership requirements for executive officers	• Majority voting requirement for directors in uncontested elections

• Regular executive sessions of independent directors	• Policy restricting trading, and prohibiting hedging and short-selling, of Cushman share(s)

• Risk oversight by the Board and its key committees	• Compensation clawback policy for executive officers

• All directors attended 100% of Board and Board committee meetings held during the period of time he or she served as director during 2018	• No gross-up for tax liabilities

• Robust Code of Business Conduct and Ethics and other governance policies

Shareholder Recommendations of Director Candidates

If you are a shareholder who would like to recommend a candidate for our Nominating and Corporate Governance Committee to consider for possible inclusion in our 2020 proxy statement, you must send notice to Brett Soloway, our Corporate Secretary, by registered, certified or express mail, and provide him with a brief biographical sketch of the recommended candidate, a document indicating the recommended candidate’s willingness to serve if elected, and evidence of your share ownership. The Nominating and Corporate Governance Committee or its chair will then consider the recommended director candidate in accordance with the criteria for director selection described under “Proposal 1—Elect Directors—Director Nomination Criteria: Qualifications, Skills and Experience” on page 1.

Director Independence

Our business and affairs are managed under the direction of our board of directors. Our Board has determined that eight out of nine of our current directors are independent as defined under the corporate governance rules of the NYSE. Our Board has determined that each of Messrs. Coslet, Dattels, Pan, Ruparelia, Mses. Chen, McLean, MacKay and Williamson are independent.

We are a “controlled company” within the meaning of the NYSE rules. Under the NYSE rules, a company of which more than 50% of the voting power is held by an individual group or another company is a “controlled company” and may elect not to comply with certain NYSE corporate governance standards, including: the requirement that a majority of the board of directors consist of independent directors; the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and the requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees. We are currently not utilizing these exemptions. If, however, we utilize certain of these exemptions in the future, you will not have the same protections afforded to shareholders of companies that are subject to all of the NYSE corporate governance standards.

The “controlled company” exception does not modify the independence requirements for the audit committee, and we currently comply with the audit committee requirements of Rule 10A-3 under the

Exchange Act and the NYSE rules. Pursuant to such rules, we are allowed to have a majority of independent directors on our audit committee until one year from the date of effectiveness of the registration statement for our IPO, which will be August 1, 2019. Thereafter, our audit committee is required to be comprised entirely of independent directors.

Independent Director Meetings

Our non-management directors meet in executive session without management present each time the full Board convenes for a regularly scheduled meeting. If our Board convenes for a special meeting, the non-management directors will meet in executive session if circumstances warrant.

Board Composition

Our business and affairs are managed under the direction of our board of directors. Our board of directors is currently comprised of nine directors. Our articles of association provide that our board of directors will have a minimum of five and maximum number of eleven directors. Our board of directors is divided into three classes, with each director serving a three-year term and one class being elected at each year’s annual general meeting of shareholders. Mr. Coslet, Ms. Chen and Ms. MacKay serve as Class I directors with an initial term expiring at the Annual Meeting. Mr. White, Ms. Williamson and Ms. McLean serve as Class II directors with an initial term expiring in 2020. Messrs. Dattels, Pan and Ruparelia serve as Class III directors with an initial term expiring in 2021. Upon the expiration of the initial term of office for each class of directors, each director in such class shall be elected for a term of three years and serve until a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Any additional directorships resulting from an increase in the number of directors or a vacancy may be filled by the directors then in office.

Mr. White serves as the Executive Chairman of our board of directors and Chief Executive Officer. When the Executive Chairman is also the Chief Executive Officer, our corporate governance guidelines provide that we may elect one of our independent directors to serve as Lead Director. Mr. Dattels currently serves as our Lead Director, and is responsible for serving as liaison between the Chairman and the independent directors, approving meeting agendas and schedules for our board of directors and presiding at executive sessions of the independent directors and any other Board meetings at which the Chairman is not present, among other responsibilities.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or compensation committee.

Board of Directors’ Role in Risk Oversight

Our Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics applicable to our Chief Executive Officer and senior financial officers and all persons performing similar functions. A copy of that code is available on our corporate website at www.cushmanwakefield.com/investorrelations. We expect that any amendments to such code, or any material waivers of its requirements, will be disclosed on our website.

Board Meetings and Committees

In 2018, our Board held 4 meetings, in person or telephonically. Each director attended 100% of the meetings held during the period of time he or she served as director during 2018. We also encourage our directors to make every effort to attend our annual general meeting of shareholders unless they have an unavoidable conflict.

Our Board currently has three standing committees that met or acted by written consent during fiscal year 2018: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

The following table describes the current members of each of the committees of our Board, and the number of meetings held during fiscal year 2018:

Director	Board	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Brett White	CHAIR
Jonathan Coslet	✓
Timothy Dattels	✓		CHAIR	✓
Qi Chen	✓
Michelle MacKay	✓		✓
Jodie McLean	✓	✓
Lincoln Pan	✓		✓	CHAIR
Rajeev Ruparelia	✓	✓	*	✓
Billie Williamson	✓	CHAIR
Number of Meetings	4	6	7	2

*	Mr. Ruparelia served on the Compensation Committee during the year ended December 31, 2018; Ms. MacKay was appointed to replace Mr. Ruparelia on the Compensation Committee on March 7, 2019.

Audit Committee

The audit committee:

•

appoints our independent registered public accounting firm annually; evaluates the independent auditor’s independence and performance and replaces it as necessary; pre-approves all audit and non-audit services; and sets guidelines for the hiring of former employees of the independent auditor;

•	reviews the audit plans and findings of our independent auditor and our internal audit function;

•	reviews with our management and independent auditor our financial statements, including any significant financial reporting issues and changes in accounting policies;

•	reviews with our management and independent auditor the adequacy of our internal controls over financial reporting;

•	oversees our policies and procedures with respect to risk assessment and risk management; and

•	oversees the implementation and effectiveness of our compliance and ethics program, including our “whistleblowing” procedures.

The members of the audit committee are Ms. Williamson (chair), Mr. Ruparelia and Ms. McLean. Ms. Williamson and Ms. McLean are “independent,” as defined under the rules of the NYSE and Rule 10A-3 of the Exchange Act. Because Mr. Ruparelia is not “independent” for purposes of Rule 10A-3, we are relying on the exemption afforded by 10A-3(b)(iv)(2) of such rule. Our Board has determined that each director appointed to the audit committee is financially literate, and the Board has determined that Ms. Williamson is an audit committee financial expert.

Our Board has adopted a written charter for our audit committee, which is available on our corporate website at http://ir.cushmanwakefield.com.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee:

•	develops and recommends criteria to our board of directors for selecting new directors;

•	conducts inquiries into the background and qualifications of candidates for the board and recommends proposed nominees to the board;

•	recommends corporate governance guidelines to the board; and

•	oversees the evaluation of the performance of the board.

The members of the nominating and corporate governance committee are Mr. Pan (chair), Mr. Dattels and Mr. Ruparelia. The members of our nominating and corporate governance committee are independent.

Our Board has adopted a written charter for our nominating and corporate governance committee, which is available on our corporate website at http://ir.cushmanwakefield.com.

Compensation Committee

The compensation committee:

•

reviews and approves corporate goals and objectives relevant to the compensation of our executive officers, evaluates the performance of our executive officers in light of those goals and objectives and determines the compensation of our executive officers based on that evaluation;

•	reviews and approves policies and guidelines related to the compensation of our executive officers and directors; and

•	establishes, reviews and administers our compensation and employee benefit plans.

The members of the compensation committee are Mr. Dattels (chair), Mr. Pan and Mr. Ruparelia. The members of our compensation committee are independent.

Our Board has adopted a written charter for our compensation committee, which is available on our corporate website at http://ir.cushmanwakefield.com.

New Corporate Governance Policies

Stock Ownership Policy

Most of our executive officers have a significant interest in our ordinary shares, whether held directly or as the result of outstanding equity-based awards. The Compensation Committee believes that stock ownership by management aligns executive officer and shareholder interests and accordingly, we adopted stock ownership policies for our executive officers and the non-employee members of our board of directors in connection with our initial public offering. Our minimum ownership guidelines for named executive officers are based on a multiple of annual base salary as set forth below:

	Owned Equity (vested RSUs, ordinary shares that are beneficially owned and shares held in a 401(k) plan or notionally through a deferred compensation plan)	Qualifying Equity (all “Owned Equity” plus unvested RSUs with time-based vesting)
Chief Executive Officer	2x Salary	6x Salary
Other Executive Officers	1x Salary	3x Salary

Any named executive officer who does not meet or exceed the foregoing guidelines will be subject to retention requirements that restrict the sale of some or all of such executive officer’s equity. Our Chief Executive Officer is subject to a 100% retention requirement and our other named executive officers are subject to 75% retention requirements. The retention requirements do not apply to shares acquired for fair value prior to our initial public offering, or shares withheld to satisfy tax or exercise price payment obligations. As of December 31, 2018, all of our executive officers were in compliance with the retention requirements of our stock ownership policy.

Derivatives Trading, Hedging and Pledging Policies

We have adopted an insider trading policy that provides that no employee, officer or member of our board of directors may acquire, sell or trade in any interest or position relating to the future price of our securities, such as a put option, a call option or a short sale (including a short sale “against the box”) or engage in hedging transactions (including “cashless collars”). We have also adopted a general policy that prohibits our executive officers and members of our board of directors from pledging any of their ordinary shares as collateral for a loan or other financial arrangement.

Tax Considerations

Section 162(m) of the Code generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to the named executive officers. Once an individual has been a named executive officer, the deduction limitation applies indefinitely. As a newly public company, we may rely upon certain transition relief under Section 162(m) available for certain types of compensation. Nonetheless, the Compensation Committee believes that the potential deductibility of the compensation payable under the Company’s executive compensation program should be only one of many relevant considerations in setting compensation. Accordingly, the Compensation Committee has deemed or may deem in the future that it is appropriate to provide one or more executive officers with the opportunity to earn compensation that may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Code.

We do not provide any executive officer with a “gross-up” or other reimbursement payment for any tax liability as a result of the application of Sections 409A or 4999 of the Code and we have not agreed and are not otherwise obligated to provide any named executive officer with such a “gross-up” or other reimbursement.

Communications with our Board

Shareholders and other interested parties may write to any of the Board’s members at Cushman & Wakefield plc, c/o Brett Soloway, Executive Vice President, General Counsel and Corporate Secretary, 225 West Wacker Drive, Chicago, Illinois 60606. The Board considers shareholder questions and comments to be important and endeavors to respond promptly and appropriately, even though the Board may not be able to respond to all shareholder inquiries directly. The General Counsel will review any shareholder communications and will forward to the Chair of our Board, our Board or any of its members a summary and/or copies of any such correspondence that deals with the functions of our Board or committees thereof or that the General Counsel otherwise determines requires their attention. Certain circumstances may require that our Board depart from the procedures described above, such as the receipt of threatening letters or e-mails or voluminous inquiries with respect to the same subject matter.

Submission of Shareholder Proposals and Board Nominees

Shareholders who wish to present a proposal in accordance with SEC Rule 14a-8 for inclusion in our proxy materials to be distributed in connection with our 2020 annual general meeting of shareholders must submit their proposals in accordance with that rule so that they are received by the Secretary at the address set forth above no later than the close of business on January 15, 2020. If the date of our 2020 annual meeting is more than 30 days before or after June 6, 2020, then the deadline to timely receive such material shall be a reasonable time before we begin to print and send our proxy materials.

Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received. As the rules of the SEC make clear, simply submitting a timely proposal does not guarantee that it will be included in our proxy materials.

Our articles of association require that shareholders who intend to propose any resolution, including nominating candidates for election as directors, at our 2020 annual meeting must provide notice of such proposals in writing to our Secretary no earlier than the close of business on February 6, 2019 and no later than the close of business on March 8, 2019, unless our 2020 annual general meeting of shareholders is to be held more than 30 days days before or more than 60 days after June 6, 2010, in which case the shareholder’s notice must be delivered no earlier than the close of business on the 120th day prior to the 2020 annual general meeting and no later than the close of business on the later of the 90th day prior to the 2020 annual general meeting or the 10th day after public announcement of the date of the 2020 annual general meeting is first made. The notice must set forth the information required by our articles of association.

Additionally, under section 338 of the UK Companies Act, shareholders meeting the threshold requirements set forth in that section may require us to include a resolution in our notice of annual general meeting. Provided that the appropriate thresholds are met, notice of the resolution or matter must be received by our Secretary at least six weeks prior to the date of the annual general meeting or, if later, at the time notice of the annual general meeting is delivered to shareholders.

PROPOSAL 2 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2019. Although the ratification of this appointment is not required to be submitted to a vote of the shareholders, the Board believes it appropriate as a matter of policy to request that the shareholders ratify the appointment of the registered public accounting firm for the year ending December 31, 2019.

We anticipate that a representative of KPMG LLP will be present at the Annual Meeting. The representative will be given the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to any appropriate questions that may be submitted by shareholders at the annual meeting.

Required Vote

This proposal will be approved if the number of votes cast “FOR” the proposal exceed the number of votes cast “AGAINST” the proposal. Abstentions are not considered votes cast and will not have any effect on this proposal. If you own shares through a bank, broker or other holder of record, your broker may vote your shares on this proposal in the absence of instructions from you because this is considered a routine matter.

Recommendation

Our Board recommends that shareholders vote “FOR” the proposal to ratify KPMG LLP as our independent registered public account firm for the year ended December 31, 2019.

AUDIT AND OTHER FEES

The following table shows the fees for audit and other services provided by KPMG LLP for the fiscal years ended December 31, 2018 and 2017:

Fees	Fiscal 2018	Fiscal 2017
Audit Fees	$10,867,000	$7,781,890
Audit-Related Fees	547,000	475,000
Tax Fees	759,941	1,520,056
All Other Fees	—	—

Total Fees	$12,173,941	$9,776,946

A description of the types of services provided in each category is as follows:

Audit Fees—Includes fees associated with the audit of our annual financial statements, review of our annual report on Form 10-K and quarterly reports on Form 10-Q, statutory audits, and consents and assistance with and review of registration statements filed with the SEC.

Audit-Related Fees—Includes fees associated with internal control matters and services not required by statute or regulation.

Tax Fees—Includes fees associated with tax compliance at international locations, domestic and international tax advice and assistance with tax audits and appeals.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to review and approve the plan and scope of the audit and non-audit services to be provided by the auditors and the fees to be paid for such services. Consistent with the Audit Committee charter, all audit and non-audit services provided by the auditors for the relevant financial years are approved by the Audit Committee, which determines whether the services provided by the auditors are compatible with maintaining the auditor independence.

Audit Committee Report

The Audit Committee operates pursuant to a charter adopted by the Board. The Audit Committee reviews and assesses the adequacy of this charter annually. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this proxy statement under “The Board of Directors and Certain Governance Matters—Committee Membership and Responsibilities—Audit Committee.”

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2018 with management and with the independent registered public accounting firm.

Discussions included, among other things:

•	the acceptability and quality of the accounting principles;

•	the reasonableness of significant accounting judgments and critical accounting policies and estimates;

•	the clarity of disclosures in the financial statements; and

•	the adequacy and effectiveness of Cushman & Wakefield’s financial reporting procedures and disclosure controls and procedures.

Management represented to the Audit Committee that the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2018 were prepared in accordance with generally accepted accounting principles. The Audit Committee also discussed with management and KPMG LLP the process used to support certifications by the Company’s Chief Executive Officer and Chief Financial Officer that are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany the Company’s periodic filings with the SEC and the process used to support management’s annual report on the Company’s internal controls over financial reporting.

The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by applicable Public Company Accounting Oversight Board (“PCAOB”) standards (including significant accounting policies, alternative accounting treatments and estimates, judgments and uncertainties). In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC.

Submitted by the Audit Committee of the Company’s Board of Directors:

Billie Williamson (Chair)

Jodie McLean

Rajeev Ruparelia

Notwithstanding any statement in any of our filings with the SEC that might be deemed to incorporate part or all of any filings with the SEC by reference, including this Proxy Statement, the foregoing Audit Committee Report is not incorporated into any such filing.

Shareholder Requests Under Section 527 of the UK Companies Act

Under section 527 of the UK Companies Act, shareholders meeting the threshold requirements set out in that section have the right to require the Company to publish on a website a statement setting out any matter relating to: (i) the audit of the Company’s accounts (including the auditor’s report and the conduct of the audit) that are to be laid before the meeting; or (ii) any circumstance connected with an auditor of the Company ceasing to hold office since the previous meeting at which annual accounts and reports were laid in accordance with section 437 of the UK Companies Act. The Company may not require the shareholders requesting any such website publication to pay its expenses in complying with section 527 or section 528 of the UK Companies Act. Where the Company is required to place a statement on a website under section 527 of the UK Companies Act, it must forward the statement to the Company’s auditor not later than the time when it makes the statement available on the website. The business which may be dealt with at the meeting includes any statement that the Company has been required under section 527 of the UK Companies Act to publish on a website.

PROPOSAL 3 APPOINTMENT OF UK STATUTORY AUDITOR

Under the UK Companies Act, the Company is required to appoint the UK statutory auditor at each meeting at which the annual report and accounts are presented to shareholders, to hold office until the conclusion of the next such meeting. The Audit Committee has recommended to the Board the re-appointment of KPMG LLP as the Company’s UK statutory auditor and has confirmed to the Board that its recommendation is free from third party influence and that no restrictive contractual provisions have been imposed on the Company limiting the choice of auditor.

Required Vote

This proposal will be approved if the number of votes cast “FOR” the proposal exceed the number of votes cast “AGAINST” the proposal. Abstentions and broker non-votes are not considered votes cast and will not have any effect on this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Recommendation

Our Board recommends that shareholders vote “FOR” the proposal to appoint KPMG LLP as our UK Statutory Auditor.

PROPOSAL 4 AUDIT COMMITTEE AUTHORIZATION TO DETERMINE COMPENSATION OF UK STATUTORY AUDITOR

Under the UK Companies Act, the remuneration of our UK statutory auditor must be fixed in a general meeting or in such manner as may be determined in a general meeting. We are asking our shareholders to authorize the Audit Committee of the Company to determine the remuneration of KPMG LLP in its capacity as the Company’s UK statutory auditor under the UK Companies Act.

Required Vote

This proposal will be approved if the number of votes cast “FOR” the proposal exceed the number of votes cast “AGAINST” the proposal. Abstentions and broker non-votes are not considered votes cast and will not have any effect on this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Recommendation

Our Board recommends that shareholders vote “FOR” the proposal to authorize the Audit Committee to determine the compensation of our UK Statutory Auditor.

PROPOSAL 5 ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

In accordance with SEC rules, we are asking you to approve, on an advisory basis, a resolution on the compensation of the named executive officers as reported in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives you the opportunity to endorse our 2018 executive compensation program and policies for our named executive officers.

In deciding how to vote on this proposal, our Board encourages you to review the “Compensation Discussion and Analysis” in this Proxy Statement beginning on page 16 for a detailed description of our executive compensation philosophy and programs.

This vote is not intended to address any specific item of compensation, but rather the overall compensation that was paid in 2018 to our named executive officers resulting from our compensation objectives, policies and practices as described in this Proxy Statement. Because your vote is advisory, it will not be binding upon the Board. However, the Board and the Compensation Committee value the opinions expressed by our shareholders and will review the voting results in connection with their ongoing evaluation of our executive compensation program.

Our executive compensation program is designed to provide an attractive, flexible and effective compensation package to our executive officers that is tied to our corporate performance and aligned with the interests of our shareholders. Our executive compensation program is designed to help us recruit, motivate and retain the caliber of executive officers necessary to deliver consistent high performance to our clients, shareholders and other stakeholders. Our executive compensation program is based on the following principles, which are further detailed under the Compensation Discussion and Analysis section of this Proxy Statement:

•	Retain and hire the best leaders.

•	Pay for performance.

•	Reward long-term growth and profitability.

•	Tie compensation to business performance.

•	Align executive compensation with shareholder interests.

•	Limited personal benefits.

The text of the resolution in respect of Proposal 5 is as follows:

RESOLVED, that the compensation paid to our named executive officers for 2018 set forth in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in this Proxy Statement, as disclosed pursuant to Item 402 of Regulation S-K, is hereby approved on an advisory basis.

Required Vote

This proposal will be approved if the number of votes cast “FOR” the proposal exceed the number of votes cast “AGAINST” the proposal. Abstentions and broker non-votes are not considered votes cast and will not have any effect on this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Recommendation

Our Board recommends that shareholders vote “FOR” the advisory approval of the compensation of our named executive officers for the year ended December 31, 2018.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis addresses the principles underlying our executive compensation program and the policies and practices for the fiscal year ended December 31, 2018 (“Fiscal 2018”) for (i) our principal executive officer, (ii) our principal financial officer and (iii) the three other most highly compensated executive officers of the Company as of December 31, 2018:

•	Brett White, our Executive Chairman and Chief Executive Officer;

•	Duncan Palmer, our Executive Vice President and Chief Financial Officer;

•	John Forrester, our Global President;

•	Michelle Hay, our Executive Vice President and Chief Human Resources Officer; and

•	Brett Soloway, our Executive Vice President, General Counsel and Corporate Secretary.

We refer to these executive officers as the “Named Executive Officers.”

Compensation Philosophy and Objectives

Our compensation philosophy is to provide an attractive, flexible and effective compensation package to our executive officers that is tied to our corporate performance and aligned with the interests of our shareholders. Our executive compensation program is designed to help us recruit, motivate and retain the caliber of executive officers necessary to deliver consistent high performance to our clients, shareholders and other stakeholders.

Our compensation policies and practices also allow us to communicate our goals and standards of conduct and performance and to motivate and reward employees for their achievements. In general, the same principles governing the compensation of our executive officers also apply to the compensation of all our employees, which include:

Principle	Practice

Retain and hire the best leaders.	Competitive compensation to facilitate attracting and retaining high-quality talent.

Pay for performance.	A significant portion of pay depends on annual and long-term business and individual performance; in general, the level of “at-risk” compensation increases as the officer’s scope of responsibility increases.

Reward long-term growth and profitability.	Rewards for achieving long-term results, and alignment with the interests of our shareholders.

Tie compensation to business performance.	A significant portion of pay is tied to measures of performance of the business or businesses over which the individual has the greatest influence.

Align executive compensation with shareholder interests.	The interests of our executive officers are linked with those of our shareholders through the risks and rewards of stock ownership.

Limited personal benefits.	Perquisites and other personal benefits are limited to items that serve a reasonable business-related purpose.

Compensation Mix

Our executive compensation program has been designed to reward strong performance by focusing the compensation opportunity for each of our executive officers on annual and long-term incentives that depend upon our performance as a whole, as well as the performance of our individual businesses or on the basis of individual metrics where appropriate.

Compensation-Setting Process

Role of the Compensation Committee

The Compensation Committee is responsible for overseeing our executive compensation program (including our executive compensation policies and practices) and approving the compensation of our executive officers, including the Named Executive Officers (except for our CEO).

The board of directors is responsible for approving all compensation paid to our CEO. Pursuant to its charter, the Compensation Committee has the responsibility to review and recommend to the board of directors any proposed change in base salary or target incentive compensation for our CEO at least annually, as well as for evaluating our CEO’s performance and recommending actual payments under the annual incentive plan in light of the corporate goals and objectives applicable to him.

Our equity incentive plans are administered by the Compensation Committee with oversight from the board of directors. As we were previously a privately-owned company, we did not historically make equity grants on an annual basis. Beginning in 2019, we expect to commence making annual grants of incentive equity to our executives, subject to the approval of the Compensation Committee. From time to time, the Compensation Committee may in its sole discretion approve additional grants of equity incentive awards to Named Executive Officers.

Role of Executive Officers

The Compensation Committee receives support from our Human Resources Department in designing our executive compensation program and analyzing competitive market practices. Our Chief Human Resources Officer and General Counsel attend regular meetings of the Compensation Committee in order to provide insight and expertise regarding the operation of our compensation programs and to provide support and assistance with respect to the legal and governance implications of our compensation decisions. Our CEO also regularly participates in Compensation Committee meetings, providing management input on organizational structure, executive development and financial analysis. In addition, our CFO provides the financial information used by the Compensation Committee to make decisions with respect to incentive compensation goals based on achievement of financial targets and related payouts for our annual and long-term incentive programs.

Our CEO evaluates the performance of each of our executive officers against any annual objectives established for the business or functional area for which such executive officer is responsible. Our CEO then reviews each executive officer’s target compensation opportunity, and based upon the target compensation opportunity and the individual’s performance, proposes compensation adjustments, subject to review and approval by the Compensation Committee. Neither our CEO nor any other Named Executive Officer participates in the evaluation of his or her own performance and he or she is not present during discussions relating to his or her compensation.

Role of Independent Compensation Consultant

In fulfilling its duties and responsibilities, the Compensation Committee has the authority to engage the services of outside advisers on an as-needed basis. In our fiscal year ended December 31, 2017 (“Fiscal 2017”), the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”), a national executive compensation consulting firm, to assist it with compensation matters. The Compensation Committee continued its retention of FW Cook through Fiscal 2018. FW Cook attends meetings of the Compensation Committee, responds to inquiries from members of the Compensation Committee and provides analysis with respect to these inquiries.

Since Fiscal 2017, FW Cook has assisted the Compensation Committee with the development of our compensation peer group, analyzed the executive compensation levels and practices of the companies in our compensation peer group and provided advice and support with respect to compensation best practices and market trends. FW Cook does not provide any services to us other than the services provided to the Compensation Committee.

Peer Group

In February 2017, our Compensation Committee, with the assistance of FW Cook, developed an initial compensation peer group based on an evaluation of companies that it believed were comparable to us with respect to industry segment, business profile and various financial criteria as a reference source in its executive compensation deliberations. In 2018, our Compensation Committee updated our peer group by removing Marsh & McLennan and Savills because their revenues and market capitalization fell outside the desired ranges for our peer group. Our peer group for Fiscal 2018, which was used by the Compensation Committee as a reference in the course of its 2018 deliberations, consists of the following 21 companies:

Direct Peers	Other Business Service Peers
CBRE	AECOM
Colliers International	Aon
Jones Lang LaSalle	Boston Properties
CACI International
CGI Group
Convergys
Duke Realty Corporation
EMCOR
Fidelity National Information Services
Fiserv
Forest City Realty
Jacobs Engineering
KBR
Kelly Services
Leidos
Robert Half International
Unisys
Willis Towers Watson

As of September 2018, our revenue was near the median of our peer group and our market capitalization was near the 25th percentile of our peer group. We believe that the position of these measures relative to our peer group provides our Compensation Committee with a sound basis for comparing our compensation to market competitors.

This peer group data is not used by the Compensation Committee in isolation but rather serves as one point of reference for making decisions about compensation. The Compensation Committee also takes into consideration other factors it considers relevant, such as the financial and operational performance of our businesses, individual performance, specific retention concerns and internal equity.

Competitive Market Review

For purposes of its review of the competitive market, the Compensation Committee reviewed an analysis of our 21-company peer group which was prepared by FW Cook. The Compensation Committee also reviews third-party survey data prepared by FW Cook in cases where other peer group data is not available to capture broader market trends and practices.

Compensation-Related Risk Assessment

The Compensation Committee evaluates each element of our executive compensation program in order to ensure that it does not encourage our executive officers to take excessive or unnecessary risks or incentivize the achievement of short-term results at the expense of our long-term interests. We believe we have designed our executive compensation program to address potential risks while also rewarding our executive officers for achieving financial and strategic objectives through prudent business judgment and appropriate risk taking. Among other things, we have attempted to mitigate risk by adopting stock ownership guidelines and clawback policies. Based on our 2018 evaluation, we concluded that our executive compensation policies and practices are appropriately structured and do not encourage employees to take unnecessary or excessive risks.

Compensation Elements

Our executive compensation program consists of base salary, annual incentive compensation, long-term equity incentive awards and health, welfare and other customary employee benefits.

Base Salary

We believe that a competitive base salary is critical in attracting and retaining key executive talent. In evaluating the base salaries of our Named Executive Officers, the Compensation Committee considers several factors, including individual and company performance, qualifications, experience, tenure and scope of responsibilities, future potential, competitive market practices, difficulty of finding a replacement, our desired compensation position with respect to the competitive market and internal equity. During 2018, Mr. Soloway’s base salary was increased following a review of compensation of similarly-situated officers at peer companies.

Annual Incentive Compensation

Each year, our executive officers are eligible to receive annual cash incentive awards under the Annual Incentive Plan (“AIP”).

At the beginning of the fiscal year the Compensation Committee approves the terms and conditions of the AIP for the year, including the selection of one or more performance measures as the basis for determining the funding of annual cash bonuses for the year, the performance range relative to our annual operating plan and the weighting of such performance measures.

Target Annual Cash Bonus Opportunities

For purposes of the Fiscal 2018 AIP, the target cash bonus opportunities of the Named Executive Officers for Fiscal 2018 were as follows:

Named Executive Officer	Fiscal 2018 Target Cash Bonus Opportunity (as a percentage of base salary)	Fiscal 2018 Target Cash Bonus Opportunity (as a dollar amount)
Mr. White	210.5%	$2,000,000
Mr. Palmer	100%	$600,000
Mr. Forrester	193%	$1,215,723
Ms. Hay	50%	$212,500
Mr. Soloway	50%	$237,500

Corporate Performance Measures

For purposes of the Fiscal 2018 AIP, the Compensation Committee selected Adjusted EBITDA, adjusted as follows: increased by $153 million to reflect the cost of the AIP, increased by $18 million (currency conversion) and decreased by $22 million (recruiting and retention amortization), $11 million (changes in revenue recognition from customer contracts due to ASC 606) and $7 million (M&A, restructuring and other one-time items). This “Pre-Incentive Adjusted EBITDA” was the sole performance measure.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for further detail on the Company’s use of Adjusted EBITDA. The Compensation Committee believes that Pre-Incentive Adjusted EBITDA is the best measure of both corporate and business segment profitability.

Annual Cash Bonus Decisions

The AIP is based on the achievement of a certain percentage of Pre-Incentive Adjusted EBITDA, from a minimum of 70% to a maximum of 130% as measured against the relevant annual operating plan target, subject to the achievement of the minimum 70% on a consolidated basis and the discretion of our board of directors, with straight line interpolation between performance levels. Pre-Incentive Adjusted EBITDA goals are set on a constant currency basis. Other items and adjustments are made to Pre-Incentive Adjusted EBITDA at the discretion of the Compensation Committee to ensure that the achievement reflects underlying performance as determined by the Compensation Committee. The adjustments made for Fiscal 2018 are described above. Individuals’ bonuses are then determined according to their role and company-wide financial performance and, in some cases, individual performance, as described below.

The bonus paid to our Named Executive Officers, other than Mr. Soloway and Ms. Hay, is determined based on financial performance that results in a funded range of 0% to 200% of their applicable target. The bonus for Mr. Soloway and Ms. Hay is weighted 75% on the achievement of financial goals (resulting in a range of 0% to 150% of their applicable target) and 25% on the achievement on individual performance objectives relating to specific projects or initiatives at the Company (resulting in a range of 0% to 50% of their applicable target). The Compensation Committee has the discretion to adjust the amount of the actual cash bonus payments to be received by any Named Executive Officer, as it deems to be appropriate, upwards to the applicable cap or downwards to zero. There were no such adjustments for Fiscal 2018.

For purposes of our Fiscal 2018 AIP, the target Pre-Incentive Adjusted EBITDA was $682 million, and the actual achieved Pre-Incentive Adjusted EBITDA was $790 million. As a result, the Fiscal 2018 cash bonus payments for the Named Executive Officers were 153.33% of their target annual cash bonus opportunities as summarized below. The Compensation Committee determined that both Mr. Soloway and Ms. Hay substantially exceeded their individual performance objectives for Fiscal 2018 and concluded that matching their bonus payment percentages to those received by the other Named Executive Officers fairly compensated them for their achievement of their respective individual performance objectives.

Named Executive Officer	Fiscal 2018 Actual Cash Bonus Payment	Actual Cash Bonus Payment as Percentage of Target Cash Bonus Award
Mr. White	$3,066,600	153.33%
Mr. Palmer	$919,980	153.33%
Mr. Forrester	$1,864,068	153.33%
Ms. Hay	$325,826	153.33%
Mr. Soloway	$364,159	153.33%

Long-Term Incentive Compensation

We provide long-term incentive compensation to our executive officers in the form of options to purchase our ordinary shares and RSUs. We believe these equity-based grants promote our long-term growth and profitability by aligning the interests of our management with the interests of our shareholders and by encouraging retention. Our Named Executive Officers currently hold a mix of equity compensation granted under one of two plans, depending on whether the awards were granted before or after our initial public offering. A brief description of these arrangements is set forth below.

Pre-IPO Equity Compensation. Prior to our initial public offering, our executive officers received equity awards under the DTZ Jersey Holdings Limited Management Equity Incentive Plan (the “MEIP”), which was adopted by our corporate predecessor in May 2015, as well as RSUs pursuant to individual agreements with DTZ Jersey Holdings Limited. The bulk of these awards were made at the time the Principal Shareholders acquired us, or upon a new hire, promotion or other special circumstance. As a privately-owned company, we did not historically make equity grants on an annual basis. Although we do not intend to issue further awards under the MEIP, the majority of the equity awards currently held by our Named Executive Officers were issued under the MEIP prior to our initial public offering. As our business has grown, we have periodically reevaluated the awards granted under the MEIP and in certain cases modified the awards to reflect the economic realities of our evolving business. These modifications are discussed under the heading “—Compensation Changes Related to our IPO—Changes to Certain Equity Incentive Awards” and the notes to the equity tables appearing below.

Post-IPO Equity Compensation. In order to remain competitive with our peers as a public company, we adopted a new management incentive program in connection with our initial public offering. See “—Compensation Changes Related to our IPO—New Management and Non-Employee Omnibus Equity Compensation Plans.” After our initial public offering in 2018, we made long-term incentive grants under this plan to certain of our Named Executive Officers. We expect that all future long-term incentive grants will be made under this post-IPO plan or its successor.

Equity received by our executive officers, whether as the result of option exercises, the settlement of RSUs or outright purchases, is generally subject to significant transfer restrictions intended to increase alignment between management and our shareholders. See “—Employee Equity Arrangements” and “—Fiscal 2018 Outstanding Equity Awards at Year-End Table.”

Health, Welfare, Retirement and Other Employee Benefits

We provide benefits to our Named Executive Officers on the same basis as all of our full-time employees. These benefits include 401(k) retirement, medical, pharmacy, dental and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance and basic life insurance coverage.

Perquisites and Other Personal Benefits

We only provide perquisites and other personal benefits to our executive officers when we believe they are appropriate to assist an individual in the performance of duties and the achievement of business objectives, to make our executive officers more efficient and effective, and for recruitment and retention purposes. The Compensation Committee believes that the perquisites and personal benefits that we provide are a reasonable component of our overall executive compensation program and are consistent with market practices. We may provide other perquisites or other personal benefits in the future to achieve similar goals, subject to approval and periodic review by our Compensation Committee.

Employment Agreements and Severance Arrangements

We have entered into written employment agreements with Messrs. White, Palmer and Forrester, and Mr. Soloway and Ms. Hay are party to offer letters with the Company. These agreements establish the terms and conditions governing their employment, including any termination thereof, and also include restrictive covenants. These arrangements are more fully described below under “—Employment Arrangements.”

The rights of Messrs. White and Palmer to receive severance are set forth in their respective employment agreements. Each of Mr. Soloway, Mr. Forrester and Ms. Hay are entitled to certain benefits under our severance plan, as more fully described below under “—Compensation Changes Related to our IPO—New Executive Severance Arrangements.”

Employment agreements and severance benefits assist us in the recruitment and retention of executive talent.

Compensation Changes Related to our IPO

In connection with our initial public offering in August 2018, we adopted a number of changes to our compensation policies and plans. These changes, which are described below, were intended to ensure our compensation practices remained competitive with our peers as we became a publicly traded company.

Changes to Certain Equity Incentive Awards

August 2018 Modification of Certain RSUs

In connection with our IPO, the terms of certain RSUs held by our Named Executive Officers that provided for settlement only upon termination or change in control were modified to provide for such awards to vest and settle on or before August 6, 2020. The vesting and settlement timeline provides for all then vested RSU awards to settle on August 6, 2019. From August 7, 2019 through August 6, 2020 awards will vest per existing vesting terms in individual agreements and settle within 30 days after vesting. Any remaining unvested RSUs will then vest and settle on August 6, 2020.

November 2018 Modification of Performance-Vesting Options

To encourage retention as well as to align the interests of our executives with our shareholders, we revised the vesting terms applicable to all performance-based options in November 2018, including those held by our Named Executive Officers. In addition to vesting in the event our Principal Stockholders achieve a multiple of money of 2.0 upon a sale of their equity, the performance based options will vest in the event our share price over 90 trading days averages at least $20, whichever comes first.

Modification of Equity Awards Held by Mr. White

In June and November 2018, Mr. White agreed to certain changes to the terms of his employment agreement and the terms of certain of his outstanding equity awards, which the Company believes overall provides better alignment between the Company and its stakeholders’ (including the Principal Shareholders’) interests and those of Mr. White. Among other things, with respect to all of his outstanding equity-based awards granted prior to March 2018, Mr. White agreed (i) to sell a pro rata portion of the ordinary shares he receives in settlement of these awards each time the Principal Shareholders sell ordinary shares for cash prior to March 6, 2020, (ii) that in exchange for agreeing to extend the term of his employment through December 31, 2021, the RSUs in respect of 2,233,792 ordinary shares granted on May 8, 2015 will be subject to modified vesting conditions, including that a portion of them have a time-based component that may permit them to vest earlier and to a greater extent than they otherwise may have based on the performance-based vesting criteria, (iii) that the 285,000 performance-vesting RSUs granted on May 8, 2015 will be converted to time-vesting RSUs and (iv) that the restrictions of the management stockholders’ agreement (as described below under the heading “—Employee Equity Arrangements”) generally would not apply, except with respect to the call right in the event his employment is terminated for cause or if he violates restrictive covenants to which he is subject, provided that he may only transfer up to 5% of the ordinary shares he holds as a result of the settlement of his outstanding time-based RSUs and options per calendar quarter, inclusive of any ordinary shares sold pursuant to the requirement to sell his ordinary shares alongside the Principal Shareholders.

IPO Retention Bonuses

In November 2018, the Compensation Committee approved one-time cash awards to Messrs. Palmer, Forrester and Soloway in the amounts of $1,200,000, $1,200,000 and $150,000, respectively. The awards are subject to repayment of the net after tax amount in the event the recipient voluntarily resigns employment with the Company within two years.

New Management and Non-Employee Omnibus Equity Compensation Plans

In May 2018 we adopted both the 2018 Omnibus Management Share and Cash Incentive Plan (the “Management Plan”) and the 2018 Omnibus Non-Employee Director Share and Cash Incentive Plan (the

“Director Plan,” and together with the Management Plan, the “2018 Omnibus Plans”). We anticipate that all future equity-based awards will be granted under these plans or their successors to employees, consultants and independent contractors and to non-employee directors, respectively.

New Executive Severance Arrangement

In June 2018, we implemented a new executive severance plan for our executive officers (other than Messrs. White and Palmer, whose severance is set out in their respective employment agreements) that we believe is more in line with market practice. Consistent with the arrangements governing the severance for Messrs. White and Palmer, the Compensation Committee approved severance for our other Named Executive Officers in the event their employment is terminated by the Company without “cause” based on a multiple of base salary only (1.5x in the case of Mr. Forrester and 1.0x for Ms. Hay and Mr. Soloway). The severance will be payable over 18 months, in the case of Mr. Forrester, and 12 months, in the case of Ms. Hay and Mr. Soloway, and will be subject to the requirement that the individual execute a valid release and comply with any restrictive covenants to which they are subject.

Fiscal 2017 and 2018 Summary Compensation Table

The following table sets forth the compensation paid to, received by or earned during Fiscal 2017 and Fiscal 2018 by the Named Executive Officers:

Name and Principal Position	Fiscal Year	Salary		Bonus(1)		Stock Awards(2)	Option Awards(2)		Non-Equity Incentive Plan Compensation(3)		All Other Compensation(4)		Total
Brett White, Executive Chairman and Chief Executive Officer	2018 2017	$ $	950,000 950,000		— —	$45,131,905 —		— —	$ $	3,066,600 1,400,000	$ $	91,455 145,285	$ $	49,239,960 2,495,285
Duncan Palmer, Executive Vice President, Chief Financial Office	2018 2017	$ $	600,000 600,000	$ $	1,450,000 1,000,000	$999,998 —	$ $	1,717,800 745,400	$ $	919,980 420,000	$ $	6,750 6,750	$ $	5,694,528 2,772,150
John Forrester, (5) Executive Vice President, Global President	2018		$628,312		$1,450,000	$2,058,824		$1,717,800		$1,864,068		$84,832		$7,803,836
Michelle Hay, Chief Human Resources Officer	2018		$425,000		$150,000	$350,000		$336,057		$325,826		$6,750		$1,593,633
Brett Soloway, Executive Vice President, General Counsel and Corporate Secretary	2018 2017	$ $	470,137 437,500	$ $	300,000 80,500	$437,500 —	$ $	250,955 268,187	$ $	364,159 174,375		— —	$ $	1,822,751 960,562

(1)

Bonus amounts in 2017 represent payments in respect of retention bonuses as set forth in the applicable employment agreement or offer letter. For Mr. Palmer, Mr. Forrester and Mr. Soloway bonus amounts in 2018 represent payments related to the Company’s successful completion of an IPO and payments in respect of one-time cash awards approved for certain executive officers by our Compensation Committee in November 2018 (the “2018 Cash Awards”). The 2018 Cash Awards are subject to repayment of the net after tax amount if the recipient of such award voluntarily resigns within two years. For Ms. Hay, bonus amount in 2018 represents a bonus payment related to the Company’s successful completion of an IPO.

(2)

The amounts reported in the “Stock Awards” and “Option Awards” columns represent the aggregate grant date fair value of the stock-based awards granted to the Named Executive Officers during Fiscal 2017 and Fiscal 2018, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), including the incremental increase in value resulting from the amendments to certain other outstanding equity awards as described in “—Changes to Certain Equity Incentive Awards” above and disregarding the impact of estimated forfeitures. The assumptions used in calculating the grant date fair value of the options reported in the Option Awards column and the methodology used to value RSUs are set forth in Note 13 to the audited Consolidated Financial Statements included elsewhere in this prospectus. The amounts reported in these columns reflect the accounting cost for these stock-based awards, and do not correspond to the actual economic value that may be received by the Named Executive Officers from these awards. With respect to all performance-vesting awards granted or modified in 2018, the achievement of the highest level of performance conditions specified in the applicable award would result in 100% of the shares underlying such award vesting (in the case of RSUs) or becoming exercisable (in the case of options). The value of such performance-vesting awards is set forth in the Fiscal 2018 Grants of Plan-Based Awards Table.

(3)

The amounts reported in the “Non-Equity Incentive Plan Compensation” column represent the amounts paid to our Named Executive Officers pursuant to our Annual Incentive Plan for the applicable year. See “Compensation Discussion and Analysis—Annual Incentive Compensation.”

(4)

The amounts in this column include the following categories of perquisites for 2018: for Mr. Palmer and Ms. Hay, 401(k) contributions by the Company ($6,750 each); for Mr. Forrester, $62,812 in cash in lieu of retirement benefits, in addition to a car allowance, tax compliance services and certain core benefits including life assurance, private medical and income protection; and for Mr. White, $55,385 in reimbursement of legal fees related to his employment with us, in addition to charitable contributions, tickets to sporting events and payment of a golf club membership. The amounts reported for perquisites and other benefits represent the actual cost incurred by us in providing these benefits to the indicated Named Executed Officer.

(5)	Salary, Non-Equity Incentive and All Other Compensation for Mr. Forrester have been converted from GBP at a rate of $1.3508/GBP.

Employee Equity Arrangements

As described above under “—Compensation Elements—Long-Term Incentive Compensation,” we have made pre-IPO equity grants under the MEIP and pursuant to RSU agreements, and we have also made post-IPO equity grants pursuant to the Management Plan. The equity awards granted to our executive officers are more fully described below in the Fiscal 2018 Outstanding Equity Awards at Year-End Table.

We and the Principal Shareholders have entered into a management stockholders’ agreement with each of our executive officers that remains in effect until December 31, 2021 and which governs all pre-IPO equity held by our executive officers, whether acquired pursuant to the exercise of options granted under the MEIP, the settlement of RSUs or purchases. The equity is held pursuant to a nominee arrangement and is generally nontransferable, except that a participant may transfer their rights for estate planning purposes or otherwise as permitted by us. In no event will a transfer be permitted to a competitor. The management stockholders’ agreement provides for drag-along, tag-along and post-termination repurchase and recapture rights, lock-up and other restrictions.

As more fully described above in “—Compensation Changes Related to our IPO”, Mr. White agreed to modifications to the terms of certain of his outstanding equity awards, including the management stockholders’ agreement, which the Company believes overall provide better alignment between the Company and its stakeholders’ (including the Principal Shareholders’) interests and those of Mr. White.

Fiscal 2018 Grants of Plan-Based Awards Table

The following table sets forth, for each of the Named Executive Officers, the plan-based awards granted during Fiscal 2018.

Name	Grant Date	Modification Date (if applicable)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
			Threshold ($)(1)	Target ($)(1)	Maximum (#)(1)
Mr. White			$—	$2,000,000	$4,000,000
	5/8/2015	6/2018				285,000	(2)				$3,391,500	(2)
	5/8/2015	11/2018				2,233,792	(3)				$37,719,812	(3)
	3/8/2018	—				294,118	(4)				$4,020,593	(4)
Mr. Palmer			$—	$600,000	$1,200,000
	5/8/2015	11/19/2018						200,000	(5)	$10.00	$1,717,800	(5)
	10/11/2018	—				55,463	(6)				$999,998	(6)
Mr. Forrester			$—	$1,215,723	$2,431,446
	5/8/2015	11/19/2018						200,000	(5)	$10.00	$1,717,800	(5)
	3/7/2018	—				78,431	(7)				$1,333,334	(7)
	3/7/2018	8/6/2018				39,216	(8)				$725,490	(8)
Ms. Hay			$53,125	$212,500	$425,000
	9/14/2016	11/19/2018						3,921	(5)	$17.00	$15,923	(5)
	3/7/2018					13,333	(7)				$226,666	(7)
	3/7/2018	8/6/2018				6,667	(8)				$123,334	(8)
	3/7/2018							33,333	(9)	$17.00	$205,465	(9)
	3/7/2018	11/19/2018						16,667	(10)	$17.00	$114,669	(10)
Mr. Soloway			$59,375	$237,500	$475,000
	5/8/2015	11/19/2018						13,334	(5)	$10.00	$114,526	(5)
	1/7/2016	11/19/2018						10,000	(5)	$12.00	$78,720	(5)
	3/31/2017	11/19/2018						13,334	(5)	$17.00	$57,710	(5)
	5/30/2018					16,667	(7)				$283,334	(7)
	5/30/2018	8/6/2018				8,333	(8)				$154,166	(8)

(1)	The amounts reported reflect the threshold, target and maximum annual cash bonus opportunities payable to the Named Executive Officer under the Fiscal 2018 AIP.

(2)

Represents shares underlying awards whose vesting criteria was modified from performance-based to time-based in June 2018. The incremental value attributable to such modification is $11.90 per share, which represents the difference between $17.00, the fair market value of our shares on the modification date, and $5.10, the original grant date value of the awards.

(3)

Represents shares underlying awards originally granted in 2015 as performance-vesting RSUs which were modified in November 2018. 1,340,275 of such RSUs were converted to time-vesting RSUs such that the awards vest in substantially equal annual increments beginning on May 8, 2016 and continuing through May 8, 2021. The performance-vesting criteria of the remaining 893,517 RSUs was modified to provide for the awards to vest in the following proportions if our closing share price for a period of 90 days is at least a certain value, as follows: (1) 25% at $16.70, (2) 37.5% at $19.50, (3) 50% at 22.30, (4) 62.5% at 25.10, (5) 75% at $27.80, (6) 87.5% at $30.60 and (7) 100% at $33.40. The incremental value attributable to the time-vesting RSUs is $17.274 per share, which represents the difference between $18.26, the fair value of our shares on the modification date, and $0.986, the original grant date value of the awards. The incremental value attributable to the modified performance-vesting RSUs is $16.304, which represents the difference between $17.29, the calculated fair value of the awards on the modification date, and $0.986, the original grant date value of the awards. If all of the performance-vesting RSUs were assumed to vest (the highest level of performance), the value of this grant would have been $38,586,523 (due to an additional $866,711 that would have been attributable to such awards on the grant date).

(4)

Consists of 220,589 time-vesting RSUs and 73,529 performance-vesting RSUs granted with a fair market value of $17.00 per share and $3.68 per share, respectively. The time-vesting RSUs vest in substantially equal installments of 25% over four years, with vesting beginning as of March 15, 2018. The performance-vesting RSUs vest if only upon the occurrence of a liquidity event in which the Principal Shareholders realize a net multiple of money of at least 2.0. If all of the performance-vesting RSUs were assumed to vest (the highest level of performance), the value of this grant would have been $5,000,006 (due to an an additional $979,413 that would have been attributable to such awards on the grant date).

(5)

Represents the increase in value resulting from the modification of certain MEIP option awards on November 19, 2018. The incremental value attributable to each option is equal to the difference between the original grant date fair value of the applicable option and $9.840, the fair value of such options on the date of modification, as set forth below:

The options will vest upon the occurrence of a liquidity event or significant cash sale in the event the Principal Shareholders realize a multiple of money that is at least equal to 2.0. As a result of the November 19, 2018 modification, these options will also vest if our average closing share price for a period of 90 days is at least $20.

(6)

RSUs vest in four substantially equal installments over four years, with vesting beginning as of September 6, 2018. The fair market value of the RSUs on the date of Compensation Committee approval was $18.03 per share.

(7)

Represents time-vesting RSUs granted prior to our initial public offering at a fair market value of $17.00. The RSU plan was terminated on August 8, 2018 and such shares will vest and settle by August 6, 2020. Upon the consummation of our IPO, the terms of certain RSUs held by our Named Executive Officers that provided for settlement past vesting were modified to provide for such awards to vest and settle on or before August 6, 2020. The vesting and settlement timeline provides for all then vested RSUs to settle on August 6, 2019. From August 7, 2019 through August 6, 2020 awards will vest per existing vesting terms in individual agreements and settle within 30 days. Any remaining unvested RSUs will then vest and settle on August 6, 2020. The vesting schedule of these RSUs is set forth below. Total amounts may not foot due to rounding.

Represents performance-vesting RSUs granted prior to our initial public offering at an original fair value of $3.68, in the case of RSUs held by Mr. Forrester and Ms. Hay, and $2.00, in the case of RSUs held by Mr. Soloway. On August 6, 2018, the awards were modified to provide for vesting and settlement based on the earlier of: (i) the satisfaction of the original performance criteria (the RSUs will vest upon the occurrence of a liquidity event or significant cash sale in the event the Principal Shareholders realize a multiple of money that is at least equal to 2.0); or (ii) August 6, 2020. The incremental increase in value resulting from such modification is included in the grant date fair value listed above. The incremental value is the difference between $18.50, the fair market value of our shares on the modification date, and the original fair market value of the applicable performance-vesting RSUs.

(9)

Represents time-vesting options granted with a fair market value of $6.16 per share. The options vest in five substantially equal installments of 20% over five years, with vesting beginning as of January 1, 2018.

(10)

Represents performance-vesting options granted prior to our initial public offering at an original fair value of $1.288 which were subsequently modified on November 19, 2018. The options will vest upon the occurrence of a liquidity event or significant cash sale in the event the Principal Shareholders realize a multiple of money that is at least equal to 2.0. As a result of the November 19, 2018 modification, these options will also vest if our average closing share price for a period of 90 days is at least $20. The incremental increase in value resulting from such modification is included in the grant date fair value listed above. The incremental value is the difference between $6.880, the fair value of the options as of the date of modification, and the original fair value of the options.

Original Grant Date of Option	Fair Value on Original Grant Date	Fair value on 11/19/2018 (as modified)	Incremental Increase in Value

	(all dollars values on per share basis)
5/8/2015	$1.251	$9.840	$8.589
1/7/2016	$0.878	$8.750	$7.872
9/14/2016	$2.309	$6.370	$4.061
3/31/2017	$2.232	$6.560	$4.328

	Number of RSUs Scheduled to Vest
Vesting Date	Mr. Forrester	Ms. Hay	Mr. Soloway
1/1/2019	19,608	3,333	—
3/8/2019	—	—	4,167
1/1/2020	19,608	3,333	—
3/8/2020	—	—	4,167
8/6/2020	39,216	6,667	8,333

Total	78,431	13,333	16,667

Fiscal 2018 Outstanding Equity Awards at Year-End Table

The following table sets forth, for each of the Named Executive Officers, the equity awards outstanding as of December 31, 2018.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Unit of Stock That Have Not Vested ($)
Mr. White	357,408	89,350	(2)	$10.00	5/8/2025
						2,274,726	(3)	$32,915,285
Mr. Palmer	293,334	306,666	(4)	$10.00	5/8/2025
						55,463	(5)	$802,550
Mr. Forrester	293,334	306,666	(4)	$10.00	5/8/2025
						117,647	(6)	$1,702,354
Ms. Hay	4,182	7,583	(7)	$17.00	9/14/2026
	—	50,000	(8)	$17.00	3/7/2028
						20,000	(6)	$289,400
Mr. Soloway	19,557	20,443	(9)	$10.00	5/8/2025
	12,666	17,334	(10)	$12.00	1/7/2026
	11,556	28,444	(11)	$17.00	3/31/2027
						25,000	(6)	$361,750

(1)	Each RSU award covering ordinary shares was granted pursuant the terms of a written agreement. RSUs granted following our initial public offering were granted pursuant to the Management Plan.

(2)	Consists of time-vesting options which vest on November 5, 2019.

(3)	Consists of RSUs which vest in the following manner:

(4)	Consists of 106,666 time-vesting options which vest on November 5, 2019 and 200,000 performance-vesting options as described in the Fiscal 2018 Grants of Plan-Based Awards Table and Note 5 thereto.

(5)	Represents time-vesting RSUs granted to Mr. Palmer as set forth in the Fiscal 2018 Grants of Plan-Based Awards Table and Note 6 thereto.

(6)	Consists of time- and performance-vesting RSUs granted to the applicable Named Executive Officer as set forth in the Fiscal 2018 Grants of Plan-Based Awards Table and Notes 7 and 8 thereto.

(7)

Consists of (i) 3,921 performance-vesting options as described in the Fiscal 2018 Grants of Plan-Based Awards Table and Note 5 thereto, (ii) 2,354 time-vesting options which vest annually in three substantially equal installments beginning on August 1, 2019 and (iii) 1,308 time-vesting options which vest on November 5, 2019.

(8)	Consists of time- and performance-vesting options granted to Ms. Hay as set forth in the Fiscal 2018 Grants of Plan-Based Awards Table and Notes 9 and 10 thereto.

(9)	Consists of 13,334 performance-vesting options as described in the Fiscal 2018 Grants of Plan-Based Awards Table and Note 5 thereto and 7,109 time-vesting options which vest on November 5, 2019.

(10)

Consists of (i) 10,000 performance-vesting options as described in the Fiscal 2018 Grants of Plan-Based Awards Table and Note 5 thereto, (ii) 4,000 time-vesting options which vest annually in two substantially equal installments beginning on September 1, 2019 and (iii) 3,334 time-vesting options which vest on November 5, 2019.

(11)

Consists of (i) 13,334 performance-vesting options as described in the Fiscal 2018 Grants of Plan-Based Awards Table and Note 5 thereto, (ii) 10,666 time-vesting options which vest annually in four substantially equal installments beginning on March 10, 2019 and (iii) 4,444 time-vesting options which vest on November 5, 2019.

Number of RSUs	Vesting Date(s) or Criteria
670,137	Three equal installments on May 8, 2019, 2020 and 2021
307,000	November 5, 2019
333,333	Two equal installments on March 16, 2019 and 2020
220,589	Four equal installments beginning on March 15, 2019
670,138	Performance vesting as described in Note 3 to the Fiscal 2018 Grants of Plan-Based Awards Table
73,529	Performance vesting as described in Note 4 to the Fiscal 2018 Grants of Plan-Based Awards Table

Fiscal 2018 Options Exercised and Stock Vested Table

The following table sets forth, for each of the Named Executive Officers, the number of ordinary shares acquired upon the exercise of options and vesting of RSUs during Fiscal 2018, and the aggregate value realized upon the exercise or vesting of such awards.

Name	Option Awards – Number of Shares Acquired on Exercise (#)	Option Awards – Value Realized on Exercise ($)	Stock Awards – Number of Shares Vested (#)		Stock Awards – Value on Vesting ($)
Mr. White	—	—	1,288,184	(1)	$22,993,609	(1)
Mr. Palmer	—	—	—		—
Mr. Forrester	—	—	—		—
Ms. Hay	—	—	785	(2)	$13,342	(2)
Mr. Soloway	—	—	—		—

(1)

Includes 670,138 RSUs vested on November 19, 2018 as a result of such awards being modified from performance-vesting to time-vesting and 223,379 performance shares also vested by agreement on November 19, 2018. The fair market value of the underlying shares on such date was $18.26.

(2)	Represents the vesting of Ms. Hay’s 2016 grants.

Fiscal 2018 Nonqualified Deferred Compensation Table

The following table sets forth Nonqualified Deferred Compensation Arrangements for our Named Executive Officers in 2018.

Name	Executive Contributions in Last Fiscal Year(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Mr. White	—	—	—	—	—
Mr. Palmer	—	—	—	—	$651,150
Mr. Forrester	—	—	—	—	$868,200
Ms. Hay	$13,342	—	—	—	$34,048
Mr. Soloway	—	—	—	—	—

(1)	These amounts reflect the fair market value of the portion of the 2016 RSU grant to Ms. Hay that vested monthly in August 2018 based on the fair market value on the date of vesting.

(2)	Aggregate Balance at Last FYE reflects the value of all RSUs based on the December 31, 2018 closing price of $14.47 per share.

Employment Arrangements

Each of the Named Executive Officers is party to certain agreements or arrangements governing their employment, as described below.

Mr. White

DTZ US NewCo, Inc. is party to an employment agreement with Mr. White, effective as of March 16, 2015, and as amended on November 19, 2018 (the “White Amendment”), with a term extending through December 30, 2021. The White Amendment was approved by the Compensation Committee to provide for continued implementation of the Company’s strategy and better continuity of management. To the extent he meets certain continued service requirements, Mr. White will be entitled to a long term incentive award in March of 2021 that is provided generally on the same vesting and other terms as would apply to similar annual long term incentive grants made to other senior executives in that year. In connection with the White Amendment, the vesting of certain of Mr. White’s outstanding RSUs was amended. See “—Changes to Certain Equity Incentive Awards—Modification of Equity Awards Held by Mr. White,” above.

Mr. White’s base salary may not be reduced below $950,000. Mr. White is eligible for a target annual bonus opportunity equal to $2,000,000, based on individual and/or company performance, as determined by the Board. Mr. White’s annual compensation was initially established in connection with Mr. White’s service as our Executive Chairman, and his employment agreement also provided for equity grants made in connection with the acquisition of DTZ and Cassidy Turley by our Principal Shareholders and consistent with that Executive Chairman role and his role in effectuating the transaction. In 2015, Mr. White took over as our CEO, and in connection with that transition as well as the acquisition of Cushman & Wakefield, Mr. White received an additional grant of RSUs. In 2017 and again in November 2018, his overall compensation was reviewed and amended to better reflect market practice and levels for his service as the CEO and as a result, by March 15, 2018, 2019, 2020 and 2021, Mr. White had received or is entitled to receive, as applicable, a grant of RSUs with respect to a number of shares of the Company having a value of at least $5,000,000 on the date of grant. Of these RSUs, other than those that will be granted in 2021 (which will vest on the terms described above), 75% will be subject to the provision of continued services or certain transition obligations in the event he resigns as CEO, and 25% will vest upon the occurrence of a sale of a significant portion of our ordinary shares held by our Principal Shareholders for cash at a multiple of money of 2.0x, subject to his remaining employed as of such date.

If Mr. White’s employment is terminated by us without cause or if he resigns for good reason (both as defined in the employment agreement), he is entitled to: (i) continued base salary for 24 months, (ii) continued participation in our medical, dental and health plans at his cost until the second anniversary of the termination of his employment and (iii) a pro-rated annual bonus for the year of termination based on actual performance, unless the termination occurs within 12 months prior to or 24 months following a change in control, in which case this pro rata bonus payment will be at least equal to his target annual bonus opportunity. In the event Mr. White’s employment terminates due to his death or disability, in addition to earned salary and benefits, he is entitled to his annual bonus for the year of termination based on actual performance.

Mr. White is subject to certain restrictive covenants, including prohibitions on (i) competing with us during his employment with us and for a period of 18 months thereafter, (ii) soliciting or hiring our customers or employees during his employment with us and for a period of 24 months thereafter, and (iii) non-disparagement, confidentiality and intellectual property obligations. If Mr. White resigns without good reason at the end of the term, he may continue to receive his then-current base salary and to participate in our medical, dental and health plans at his cost for up to 18 months, subject to his continued compliance with any other obligations he has to us, unless we notify him that we are waiving our rights to enforce the non-competition covenant.

Mr. Palmer

DTZ US NewCo, Inc. is party to an employment agreement with Mr. Palmer, effective as of March 16, 2015, which had an initial term of three years and is subject to automatic one year extensions unless we or Mr. Palmer give notice not to renew. Mr. Palmer’s salary may not be reduced below $600,000. Mr. Palmer is eligible for a target annual bonus opportunity equal to $600,000, based on individual and/or company performance, as determined by the Committee. Further, under the terms of his employment agreement, Mr. Palmer was entitled to receive a retention bonus payment of $1,000,000 on October 1, 2017 as long as he remained employed on that date.

If Mr. Palmer’s employment is terminated by us without cause or if he resigns for good reason (both as defined in the employment agreement), or in the event we elect not to extend the term of his employment with us, he is entitled to: (i) continued base salary for a period of 18 months, (ii) continued participation in our medical, dental and health plans at his cost for a period of 18 months following termination of employment and (iii) a pro-rated annual bonus for the year of termination based on actual performance. If such termination occurs within 6 months prior to or 24 months following a change in control, Mr. Palmer is also entitled to a bonus of $600,000. If Mr. Palmer’s employment is terminated due to his death or disability, in addition to earned salary and benefits, he is entitled to his annual bonus for the year of termination based on actual performance.

Mr. Palmer is subject to certain restrictive covenants set forth in his employment agreement and the agreements governing his equity awards, including prohibitions on (i) competing with us during his employment with us and for a period of 18 months thereafter, (ii) soliciting or hiring our customers or employees during his employment with us and for a period of 18 months thereafter and (iii) non-disparagement, confidentiality and intellectual property obligations.

Mr. Forrester

The terms of Mr. Forrester’s employment are governed by an employment agreement (the “Forrester Employment Agreement”) with Cushman & Wakefield Debenham Tie Leung Limited. Mr. Forrester’s annual base salary is £465,000 (approximately $628,312) and is subject to annual review. Mr. Forrester is also entitled to participate in the employer’s benefits scheme.

Under our current severance policy, upon termination (other than for cause), Mr. Forrester is entitled to severance consisting of 18 months’ base salary continuation plus a pro-rated bonus based on actual performance for the year in which he was terminated.

Mr. Forrester is subject to certain restrictive covenants set forth in his employment agreement and the agreements governing his equity awards, including prohibitions on (i) competing with us during his employment with us and for a period of 12 months thereafter, (ii) soliciting or hiring our customers or employees during his employment with us and for a period of 12 months thereafter and (iii) non-disparagement, confidentiality and intellectual property obligations.

Ms. Hay

Ms. Hay’s employment is “at will,” although the Company set out the general terms of her employment in an offer letter, effective as of June 10, 2016. Ms. Hay’s annual base salary under her offer letter is $425,000. Ms. Hay is eligible for a target annual bonus opportunity equal to 50% of her base salary, based on satisfaction of assigned goals, as determined by the Committee. Upon termination (other than for cause), Ms. Hay is entitled to severance consisting of 12 months base salary continuation plus a pro-rated bonus based on actual performance for the year in which she was terminated.

Ms. Hay is subject to certain restrictive covenants set forth in the agreements governing her equity awards, including prohibitions on (i) competing with us during her employment with us and for a period of 12 months thereafter, (ii) soliciting or hiring our customers or employees during her employment with us and for a period of 12 months thereafter and (iii) non-disparagement, confidentiality and intellectual property obligations.

Mr. Soloway

Mr. Soloway’s employment is “at will,” although the Company set out the general terms of his employment in an offer letter, effective as of February 10, 2014. Mr. Soloway is eligible for a target annual bonus opportunity equal to 50% of his base salary, based on satisfaction of assigned goals, as determined by the Committee. Mr. Soloway’s employment is terminable by us or Mr. Soloway at any time on three months’ notice. We may pay Mr. Soloway an amount equal to three months’ base salary in lieu of the notice period. Upon termination (other than for cause), Mr. Soloway is entitled to severance consisting of 12 months base salary continuation plus a pro-rated bonus based on actual performance for the year in which he was terminated.

Mr. Soloway’s base salary is $475,000. Mr. Soloway is eligible for a target annual bonus opportunity equal to $237,500, based on individual and/or company performance, as determined by the Committee.

Mr. Soloway is subject to certain restrictive covenants set forth in the agreements governing his equity awards, including prohibitions on (i) competing with us during his employment with us and for a period of 12 months thereafter, (ii) soliciting or hiring our customers or employees during his employment with us and for a period of 12 months thereafter and (iii) non-disparagement, confidentiality and intellectual property obligations.

Potential Payments upon Termination or Change in Control

The Named Executive Officers are eligible to receive certain severance payments and benefits under their employment and equity grant agreements or our Severance Plan in connection with a termination of employment under various circumstances and/or a change in control.

The table below provides an estimate of the value of such payments and benefits assuming that a qualifying termination of employment and, as applicable, a change in control, occurred on December 31, 2018, and assuming a share price of $14.47 per share, the closing price of the ordinary shares on such date. The actual amounts that would be paid or distributed to the Named Executive Officers as a result of one of the termination events occurring in the future will depend on factors such as the date of termination, the manner of termination and the terms of the applicable agreements in effect at such time, which could differ materially from the terms and amounts described here.

Potential Payments and Benefits upon Termination of Employment or Change in Control Table

Triggering Event(1)	Mr. White(2)(8)	Mr. Palmer(3)(7)	Mr. Forrester(4)(7)	Ms. Hay(5)(7)	Mr. Soloway(6)(7)
Termination without Cause or for Good Reason Not in Connection With Change in Control
Base Salary	$1,900,000	$900,000	$942,468	$425,000	$475,000
Annual Bonus	$3,066,600	$919,980	$1,864,068	$325,826	$364,159
Accelerated Vesting of Stock Options	$399,395	$357,600	—	—	—
Accelerated Vesting of Restricted Share Unit Awards	$11,186,654	$802,550	—	—	—
Health and Welfare Benefits	$26,821	$10,986	$4,583	$18,901	$13,477
TOTAL	$16,579,470	$2,991,116	$2,811,119	$769,727	$852,636
Termination without Cause or for Good Reason in Connection With Change in Control
Base Salary	$1,900,000	$900,000	$942,468	$425,000	$475,000
Annual Bonus	$3,066,600	$919,980	$1,864,068	$325,826	$364,159
Accelerated Vesting of Stock Options	$399,395	$1,370,797	$1,370,797	$—	$134,195
Accelerated Vesting of Restricted Share Unit Awards	$25,565,021	$802,550	$1,702,354	$289,400	$361,750
Health and Welfare Benefits	$26,821	$10,986	$4,583	$18,901	$13,477
TOTAL	$30,957,837	$4,004,313	$5,884,270	$1,059,127	$1,348,581
Death or Disability
Base Salary	—	—	—	—	—
Annual Bonus	$3,066,600	$919,980	$1,864,068	$325,826	$364,159
Accelerated Vesting of Restricted Share Unit Awards	—	$802,550	—	—	—
TOTAL	$3,066,600	$1,722,530	$1,864,068	$325,826	$364,159

(1)

The calculations presented in this table illustrate the estimated payments and benefits that would have been paid to each of the Named Executive Officers had their employment been terminated on December 31, 2018 for each of the following reasons: a termination of employment without “cause” or a termination of employment by a Named Executive Officer for “good reason” (including following a change in control of DTZ Jersey Holdings Limited) or the individual’s death or disability.

(2)

For purposes of this analysis, Mr. White’s compensation is assumed to be as follows: base salary equal to $950,000 and outstanding unvested options subject to time-based vesting requirements to purchase 89,350 ordinary shares which are subject to acceleration in the event of a termination event. In the event of his death or disability, Mr. White is eligible to receive a pro rata portion of his target annual cash bonus opportunity for the year of his death or disability, based on our actual performance for the year.

(3)

For purposes of this analysis, Mr. Palmer’s compensation is assumed to be as follows: base salary equal to $600,000 and outstanding unvested options subject to time-based vesting requirements to purchase 106,666 ordinary shares, of which 20% of his original grant, or 80,000 options, would accelerate in the absence of a change in control; all unvested options held by

Mr. Palmer would vest in the event of a qualifying termination following a change in control. Includes the vesting of 200,000 options which would only vest if such change of control constitutes a “liquidity event” in accordance with the applicable documents governing such awards. In the event of his death or disability, Mr. Palmer is eligible to receive a pro rata portion of his target annual cash bonus opportunity for the year of his death or disability, based on our actual performance for the year.

(4)

For purposes of this analysis, Mr. Forrester’s compensation is assumed to be as follows: base salary equal to $628,312 and 117,647 unvested RSUs and 306,666 unvested in-the-money options subject to vesting in the event of a qualifying termination following a change of control. Includes the vesting of 39,216 RSUs and 200,000 options which would only vest if such change of control constitutes a “liquidity event” in accordance with the applicable documents governing such awards. Base salary and health and welfare amounts are converted from GBP to USD at a rate of $1.3508/GBP.

(5)

For purposes of this analysis, Ms. Hay’s compensation is assumed to be as follows: base salary equal to $425,000 and 20,000 unvested RSUs which vest in the event of a qualifying termination following a change of control. Includes the vesting of 6,667 RSUs which would only vest if such change of control constitutes a “liquidity event” in accordance with the applicable documents governing such awards.

(6)

For purposes of this analysis, Mr. Soloway’s compensation is assumed to be as follows: base salary equal to $475,000 and 25,000 unvested RSUs and 37,777 unvested in-the-money options subject to vesting in the event of a qualifying termination following a change in control. Includes the vesting of 8,333 RSUs and 23,334 options which would only vest if such change of control constitutes a “liquidity event” in accordance with the applicable documents governing such awards.

(7)

Pursuant to the MEIP, 100% of unvested options subject to time-based vesting conditions shall vest upon a termination without cause or for good reason within the two year period following a change in control.

(8)

No termination of Mr. White’s employment is required for these awards to vest, subject to any applicable performance criteria, in the event of a liquidity event. These calculations assume that the change in control constitutes a liquidity event and achievement of the highest level of performance. In the absence of a liquidity event, only 307,000 time-based RSUs would vest upon a change in control. Additionally, 716,093 time-based RSUs vest in conjunction with a “Qualifying Resignation.”

Director Compensation Program

In connection with our initial public offering, we adopted a compensation program for the non-employee members of our board of directors who are also not employees of our Principal Shareholders. This annual compensation program consists of the following elements:

Type of Compensation	Base Retainer	Additional Retainer Payable to Committee Chair
Annual board member retainer	$75,000	n/a
Audit Committee member	$10,000	$15,000
Compensation Committee member	$10,000	$15,000
Nominating and Corporate Governance Committee member	$5,000	$10,000

In addition, the non-employee members of our board of directors who are also not employees of our Principal Shareholders are also eligible to receive annual RSU awards with a grant date value of $145,000, which will vest in full on the earlier of first anniversary of the date of grant or the annual shareholder meeting. The amounts paid as compensation to such directors during Fiscal 2018 are set forth below:

Name	Fees Earned or Paid in Cash(1)(2)	Equity Awards(2)	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Jonathan Coslet	—	—	—	—	—
Timothy Dattels	—	—	—	—	—
Qi Chen	—	—	—	—	—
Lincoln Pan	—	—	—	—	—
Rajeev Ruparelia	—	—	—	—	—
Billie Williamson	$50,000	$132,917	—	—	$182,917
Jodie McLean	$13,764	$96,672	—	—	$110,436
Michelle MacKay	$6,929	$84,576	—	—	$91,505

(1)	Represents the fees earned by each director for board service in 2018.

(2)	In accordance with our non-employee director compensation policy, cash and equity awards provided to non-employee directors are prorated to reflect the number of days worked in the fiscal year.

DIRECTORS AND EXECUTIVE OFFICERS

We have provided below summary biographies of our directors (other than our director nominees whose biographies appear under Proposal 1) and executive officers as of April 29, 2019.

Directors

Brett White

Age: 59

Executive Chairman and Chief Executive Officer

Class II Director

Mr. White has served as Executive Chairman and Chief Executive Officer of Cushman & Wakefield since 2015. Prior to joining Cushman & Wakefield, Mr. White had a 28-year career with CBRE, serving as Chief Executive Officer from 2005 to 2012 and President from 2001 to 2005. He was also a member of CBRE’s board of directors from 1998 to 2013. He currently serves as a member of the board of directors of Edison International and Southern California Edison. Previously, he served as a trustee of the University of San Francisco and as a member of the board of directors for Edision International, Southern California Edison, Realogy Holdings Corporation and Mossimo, Inc. Mr. White holds a B.A. in Biology from the University of California, Santa Barbara.

Specific Qualifications, Attributes and Skills: The Board believes that Mr. White’s extensive experience, global leadership and knowledge of commercial real estate qualifies him to serve on the Board.

Timothy Dattels

Age: 61

Class III Director

Mr. Dattels was appointed to the board of directors of Cushman & Wakefield in 2018. Mr. Dattels is Co-Managing Partner of TPG Capital Asia. Prior to joining TPG in 2004, he served as a Partner and Managing Director of Goldman, Sachs & Co. Mr. Dattels serves or has served on the board of directors of BlackBerry Ltd., Parkway Holdings Ltd., Primedia, Inc., Shangri-La Asia Ltd. and Sing Tao News Corporation Ltd. and serves as a trustee of Jackson Laboratory and Vice Chairman of SFJazz. He holds a B.A. in business administration from the University of Western Ontario and an M.B.A. from Harvard Business School.

Specific Qualifications, Attributes and Skills: The Board believes that Mr. Dattels brings significant management and global operational expertise to the Board.

Jodie McLean

Age: 50

Class II Director

Ms. McLean was appointed to the board of directors of Cushman & Wakefield in 2018. Ms. McLean has served as the Chief Executive Officer of EDENS since 2015. Prior to that she served as President and Chief Investment Officer of EDENS from 2002. Ms. McLean also serves on the board of directors of Extended Stay America, Inc. and Wofford College among others. She holds a B.S. from the University of South Carolina and a degree from South Carolina Honors College.

Specific Qualifications, Attributes and Skills: The Board believes that Ms. McLean brings more than 25 years of real estate, investment and management expertise to the Board.

Lincoln Pan

Age: 42

Class III Director

Mr. Pan was appointed to the board of directors of Cushman & Wakefield in 2017. Mr. Pan is a Partner at PAG. Prior to joining PAG, he was a Regional CEO for Willis Towers Watson. Mr. Pan has also previously worked at Advantage Partners, GE Capital and McKinsey & Company. He holds a B.A. in history and English from Williams College and a J.D. from Harvard Law School.

Specific Qualifications, Attributes and Skills: The Board believes that Mr. Pan brings extensive experience driving business development and expansion to the Board.

Rajeev Ruparelia

Age: 43

Class III Director

Mr. Ruparelia was appointed to the board of directors of Cushman & Wakefield in 2014. Mr. Ruparelia is a Director at OTPP. Prior to joining OTPP in 2008, he worked in investment banking at Credit Suisse Group (New York), in investments at Cadillac Fairview (OTPP’s wholly owned real estate subsidiary) and in the corporate finance group at Deloitte & Touche LLP. Mr. Ruparelia is also an observer on the board of Coway Co., Ltd. He holds a B.A. in economics from Wilfrid Laurier University and an M.B.A. from the Rotman School of Management at the University of Toronto.

Specific Qualifications, Attributes and Skills: The Board believes that Mr. Ruparelia brings significant experience in the management of complex organizations and skills in strategic planning to the Board.

Billie Williamson

Age: 66

Class II Director

Ms. Williamson was appointed to the board of directors of Cushman & Wakefield in 2018. Ms. Williamson served in various roles at Ernst & Young L.L.P., most recently in the role of Senior Assurance Partner, from 1974 to 1993 and 1998 to 2011. She also worked at Marriott International, Inc. from 1996 to 1998 as Senior Vice President, Finance and Corporate Comptroller, and before that at AMX Corporation from 1993 to 1996 as Chief Financial Officer. Ms. Williamson also serves or has served on the boards of directors of XL Group Ltd., Pentair plc, Pharos Capital BDC, Inc., CSRA Inc., Janus Capital Group, ITT Exelis Inc., Annie’s Inc., Energy Future Holdings Corporation and Kraton Corporation. She holds a B.B.A. from Southern Methodist University.

Specific Qualifications, Attributes and Skills: The Board believes that Ms. Williamson brings significant expertise and leadership in finance, accounting and public company governance to the Board.

Executive Officers

Duncan J. Palmer

Age: 53

Executive Vice President and Chief Financial Officer

Mr. Palmer is our Executive Vice President and Chief Financial Officer and has served in such capacity since 2014. Prior to joining Cushman & Wakefield, from 2012 until 2014, Mr. Palmer served as Group Finance Director of RELX Group plc, a leading provider of professional information solutions to the science, medical, legal, risk management and business-to-business sectors and its parent companies. From 2007 to 2012, Mr. Palmer was the Senior Vice President, Chief Financial Officer of Owens Corning, Inc., which markets building materials and composite systems. Mr. Palmer previously spent 20 years with Royal Dutch/Shell Group, where he held positions of increasing responsibility in the U.K., the Netherlands and the U.S., including Vice President, Upstream Commercial Finance, for Shell International Exploration and Production BV and Vice President, Finance, Global Lubricants, for the Royal Dutch Shell Group of Companies. Mr. Palmer has served on the board of directors of Oshkosh Corporation since 2011. He holds an M.A. from Cambridge University and an M.B.A. from the Stanford Graduate School of Business. He is a Fellow of the (U.K.) Chartered Institute of Management Accountants.

Brett Soloway

Age: 50

Executive Vice President, General Counsel and Corporate Secretary

Mr. Soloway is Executive Vice President, General Counsel and Corporate Secretary and has served in such capacity since 2014. Prior to joining Cushman & Wakefield, Mr. Soloway led a team for The Home

Depot, Inc. that was responsible for all legal matters relating to new store and distribution center development, operations and Property management activities in the U.S., Canada, Mexico, China and India. Earlier in his career, Mr. Soloway served as Vice President and General Counsel for Red Seal Development, Inc., and practiced law at Kirkland & Ellis and Rudnick & Wolfe. He received a B.A. in Political Science from the University of Michigan and a J.D. from the University of Illinois.

John Forrester

Age: 56

President

Mr. Forrester is our President and has served in such capacity since December 2017. Prior to his current role, Mr. Forrester was Chief Executive, EMEA at Cushman & Wakefield, a role he previously held at DTZ Group, our predecessor firm. Mr. Forrester was also previously Group Chief Executive of DTZ Holdings plc. He joined DTZ Group in September 1988. Mr. Forrester is a member of the Board of Management and Management Executive for the British Council for Offices and has previously served as its President. He is a trustee of the Geffrye Museum. Mr. Forrester holds a B.S. in Urban Estate Surveying and is a Fellow of the Royal Institution of Chartered Surveyors.

Michelle Hay

Age: 50

Chief Human Resources Officer

Ms. Hay is our Chief Human Resources Officer and has served in such capacity since 2017. Prior to joining Cushman & Wakefield, Ms. Hay served as Head of HR for the Americas at A.T. Kearney. She also previously served as Global Chief Human Resources Officer at Heitman LLC, and previously held HR consulting positions with Deloitte & Touche LLP, Ernst & Young LLP, Cap Gemini and Capital H Group. She holds a B.S. in psychology from the University of Houston and an M.B.A. from the University of Illinois at Urbana-Champaign.

Nathaniel Robinson

Age: 44

Chief Investment Officer and Executive Vice President of Strategic Planning

Mr. Robinson is our Chief Investment Officer and Executive Vice President of Strategic Planning and has served in such capacity since 2018. Prior to joining Cushman & Wakefield, Mr. Robinson was an Investment Partner at Virgo Capital where he focused on making new platform investments and developing strategic initiatives for the firm’s portfolio companies. Mr. Robinson also previously worked in Morgan Stanley’s Global Technology Group and is a co-founder and former chairman of PhillyCarShare, which was acquired by Enterprise Holdings in 2011. He holds a B.S. in finance and accounting from Drexel University, an M.P.P. from Harvard University and an M.B.A. from Dartmouth College.

PROPOSAL 6 ADVISORY VOTE ON SAY-ON-PAY FREQUENCY

In accordance with SEC rules, we are also providing our shareholders with the opportunity to indicate how frequently we should seek an advisory vote on the compensation of our NEOs in the future. Under this proposal, our shareholders may indicate whether they would prefer to have an advisory vote on executive compensation every 1 year, 2 years, or 3 years. The Compensation Committee and the Board believe that the advisory vote on executive compensation should be conducted every year because it will enable our shareholders to vote, on an advisory basis, on the most recent executive compensation information that is presented in our proxy statement, leading to more meaningful and timely communication between us and our shareholders on the compensation of our NEOs. Shareholders are not voting to approve or disapprove the Board’s recommendation. Instead, you may cast your vote on your preferred voting frequency by choosing any of the following four options with respect to this proposal: “1 year,” “2 years,” “3 years,” or “abstain.” The say on frequency vote is advisory, and therefore not binding on us, the Board, or the Compensation Committee. However, the Board and the Compensation Committee value the opinions expressed by shareholders in their vote on this proposal, and will consider the option that receives the most votes in determining the frequency of future advisory votes on compensation of our NEOs.

Required Vote

The outcome of the vote will be determined by the option (1 year, 2 years or 3 years) that receives the most votes cast. Abstentions will not be counted for purposes of this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal. Broker non-votes will have no effect on this proposal as brokers are not entitled to vote on non-routine matters (such as this proposal) in the absence of voting instructions from the beneficial owner.

Recommendation

Our Board recommends that shareholders vote for “1 YEAR” as the frequency of the advisory vote to approve executive compensation.

PROPOSAL 7 ADVISORY VOTE ON DIRECTOR COMPENSATION REPORT

In accordance with the UK Companies Act, we are providing shareholders with the opportunity to vote on an advisory resolution approving the director compensation report included as Annex A to this proxy statement. This proposal is similar to Proposal 5 regarding the compensation of our named executive officers. However, the director compensation report is concerned solely with the compensation of our executive and non-executive directors and is required under the UK Companies Act. We encourage shareholders to read the director compensation report included as Annex A to this proxy statement. The Board and the Compensation Committee believe that the policies and procedures articulated in the director compensation report are effective in achieving our compensation objectives, and serve to attract and retain high-quality directors.

This vote is advisory only, pursuant to the UK Companies Act, and the director entitlement to receive compensation is not conditional on it. Payments made or promised to directors will not have to be repaid, reduced or withheld in the event that the resolution is not passed. The resolution and vote are a means of providing shareholder feedback to the Board. The Compensation Committee will review and consider the outcome of the vote in connection with the ongoing review of our executive director and non-executive director compensation programs.

Required Vote

This proposal will be approved if the number of votes cast “FOR” the proposal exceed the number of votes cast “AGAINST” the proposal. Abstentions and broker non-votes are not considered votes cast and will not have any effect on this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Recommendation

Our Board recommends that shareholders vote “FOR” the proposal to approve our 2018 Director Compensation Report.

PROPOSAL 8 APPROVAL OF DIRECTOR COMPENSATION POLICY

Our director compensation policy is set out in the director compensation report included as Annex A to this proxy statement. It sets out our forward-looking policy on director compensation (including information on payments to directors for loss of office) and is subject to a binding shareholders’ vote by ordinary resolution at least once every three years. On approval of the director compensation policy (and once it commences), all payments by the Company to its directors and former directors (in their capacity as directors) will be made in accordance with the director compensation policy, unless a payment has been separately approved by a shareholder resolution.

In accordance with the UK Companies Act, the director compensation policy has been approved by and signed on behalf of the Company’s board of directors and will be delivered to the Registrar of Companies in the United Kingdom following the Annual Meeting.

Required Vote

This proposal will be approved if the number of votes cast “FOR” the proposal exceed the number of votes cast “AGAINST” the proposal. Abstentions and broker non-votes are not considered votes cast and will not have any effect on this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Recommendation

Our Board recommends that shareholders vote “FOR” the proposal to approve our director compensation policy.

SECURITY OWNERSHIP

The following table below sets forth information as of the close of business on April 29, 2019 regarding the beneficial ownership of our ordinary shares by: (i) each person or group who is known by us to own beneficially more than 5% of our outstanding ordinary shares; (ii) each of our current directors and each nominee for director to our Board; (iii) each of our executive officers; and (iv) all current directors, director nominees and current executive officers as a group. Unless otherwise noted, the beneficial owners exercise sole voting and/or investment power over their shares.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. All percentages in the table below are based on 216,773,793 shares of ordinary shares outstanding as of April 29, 2019.

Unless otherwise noted, the address of each beneficial owner is c/o Cushman & Wakefield, 225 West Wacker Drive, Chicago, Illinois 60606.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent
5% Stockholders
TPG Funds(1)	52,030,940	24.0%
Funds affiliated with PAG Asia Capital(2)	51,403,823	23.7%
Ontario Teachers’ Pension Plan Board(3)	15,960,277	7.4%
Named Executive Officers and Directors:
Brett White(4)	1,011,103	*
Duncan Palmer(5)	318,334	*
Brett Soloway(6)	106,446	*
John Forrester(7)	353,334	*
Michelle Hay(8)	10,849	*
Jonathan Coslet	—	—
Timothy Dattels	—	—
Qi Chen	—	—
Lincoln Pan	—	—
Michele MacKay(9)	7,372	*
Jodie McLean(9)	5,203	*
Rajeev Ruparelia	—	—
Billie Williamson(9)	4,552	*
All Executive Officers and Directors as a group (14 Persons)(9)	1,846,605	*

*	Represents beneficial ownership of less than 1%.

(1)

The TPG Funds (as defined below) beneficially own depositary receipts representing an aggregate of 52,030,940 ordinary shares (the “TPG Shares”), of which 35,368,306 are held by TPG Drone Investment, L.P., a Cayman limited partnership, and 15,393,088 are held by TPG Drone Co-Invest, L.P., a Cayman limited partnership (together, the “TPG Funds”). In addition, the TPG Funds in the aggregate hold 49.63% of the partnership interests in each of DTZ Investment Holdings LP and DTZ Investment Holdings GenPar LLP (“DTZ GenPar”), the general partner of Holdings LP. DTZ GenPar, acting as general partner of Holdings LP, holds depositary receipts representing 2,558,022 ordinary shares of the Company for the benefit of the limited partners of Holdings LP (the TPG Funds, PAG Asia Capital and Ontario Teachers’ Pension Plan Board). The general partner of each of the TPG Funds is TPG Asia Advisors VI, Inc., a Delaware corporation (“TPG Asia Advisors VI”). David Bonderman and James G. Coulter are sole shareholders of TPG Asia Advisors VI and may therefore be deemed to be the beneficial owners of the TPG Shares. Messrs. Bonderman and Coulter disclaim beneficial ownership of the TPG Shares except to the extent of their pecuniary interest therein. The address of each of TPG Asia Advisors VI and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(2)

PAG Asia Capital beneficially owns depositary receipts representing an aggregate of 51,403,823 ordinary shares (the “PAG Asia Capital Shares”), 50,448,914 of which are held by PAGAC Drone Holding I LP, a Cayman limited partnership (“PAGAC Drone LP”) and the remainder of the shares reported as beneficially owned are held by DTZ GenPar. PAGAC Drone LP holds 37.33% of the partnership interests in each of Holdings LP and DTZ GenPar. DTZ GenPar, acting as general partner of Holdings LP, holds depositary receipts representing 2,558,022 ordinary shares of the Company for the benefit of the limited partners of Holdings LP. The general partner of PAGAC Drone LP is PAGAC Drone Holding GP I Limited, a Cayman exempted limited company. As directors of PAGAC Drone Holding GP I Limited, Messrs. Jon Robert Lewis, David Jaemin Kim and Noel Walsh and Ms. Tamara Williams have been delegated, in accordance with certain proxy voting guidelines, the authority to implement voting decisions and the authority to implement disposition decisions with respect to shares indirectly held by PAGAC Drone Holding GP I Limited, including the Company’s 51,403,823 ordinary shares. Each of Messrs. Lewis, Kim and Walsh and Ms. Williams expressly disclaims beneficial ownership of such shares. The correspondence address of PAGAC Drone Holding GP I Limited is 32/F, AIA Central, 1 Connaught Road Central, Hong Kong.

(3)

Represents depositary receipts representing 15,626,710 ordinary shares owned by OTPP, and 333,567 shares held through DTZ GenPar. OTPP indirectly holds 13.04% of the partnership interests in each of Holdings LP and DTZ GenPar. DTZ GenPar, acting as general partner of Holdings LP, holds depositary receipts representing 2,558,022 ordinary shares of the Company for the benefit of the limited partners of Holdings LP. The President and Chief Executive Officer of OTPP has delegated to each of Mr. Andrew Taylor and Mr. Rajeev Ruparelia the authority to implement disposition decisions with respect to shares held by OTPP; however, approval of such decisions is made by senior personnel within the private capital group of OTPP in accordance with internal portfolio guidelines. Voting decisions are made by personnel within the public equities group of OTPP in accordance with internal proxy voting guidelines. As such, each of Messrs. Taylor and Ruparelia expressly disclaims beneficial ownership of such shares. The address of OTPP is 5650 Yonge Street, Toronto, Ontario M2M 4H5.

(4)	Includes 69,903 ordinary shares to be issued upon exercise of fully-vested options and 223,379 restricted stock units that vest within 60 days of April 29, 2019.

(5)

Includes an aggregate 293,334 ordinary shares to be issued upon exercise of fully-vested options. The shares and options are held of record by the Duncan Palmer Revocable Trust U/A/D 10/16/17 of which Mr. Palmer is the trustee.

(6)	Includes an aggregate of 46,446 ordinary shares to be issued upon exercise of fully-vested options.

(7)	Includes an aggregate of 293,334 ordinary shares to be issued upon exercise of fully-vested options.

(8)	Consists of 10,849 ordinary shares to be issued upon exercise of fully-vested options.

(9)	Consists of restricted stock units which are expected to vest or settle within 60 days of April 29, 2019.

(10)	Includes an aggregate 954,372 ordinary shares to be issued upon exercise of fully-vested options and options and restricted stock units that vest or settle within 60 days of April 29, 2019.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors, and persons who own more than 10% of our ordinary shares to file reports of ownership and changes in ownership with the SEC. SEC regulations require us to identify anyone who failed to file a required report or filed a late report during the most recent fiscal year. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no Forms 5 were required for such persons, we believe that during the fiscal year 2018 all of our executive officers, directors and 10% shareholders complied with all Section 16(a) filing requirements applicable to them.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

The following is a summary of material provisions of various transactions we have entered into with our executive officers, board members or 5% or greater shareholders and their affiliates since January 1, 2018. We believe the terms and conditions in these agreements are reasonable and customary for transactions of these types.

Pursuant to our written related party transaction policy, the audit committee of the board of directors is responsible for evaluating each related party transaction and making a recommendation to the disinterested members of the board of directors as to whether the transaction at issue is fair, reasonable and within our policy and whether it should be ratified and approved. The audit committee, in making its recommendation, considers various factors, including the benefit of the transaction to us, the terms of the transaction and whether they are at arm’s-length and in the ordinary course of our business, the direct or indirect nature of the related person’s interest in the transaction, the size and expected term of the transaction and other facts and circumstances that bear on the materiality of the related party transaction under applicable law and listing standards. The audit committee reviews, at least annually, a summary of our transactions with our directors and officers and with firms that employ our directors, as well as any other related person transactions.

Restructuring

In connection with our initial public offering, the shareholders of DTZ Jersey Holdings Limited exchanged their shares of DTZ Jersey Holdings Limited for newly issued shares in Cushman & Wakefield Limited. Following the Share Exchange, Cushman & Wakefield Limited re-registered as a public limited company organized under the laws of England and Wales named Cushman & Wakefield plc. Following the Re-registration, the Company undertook a share consolidation of its outstanding ordinary shares, which resulted in a proportional decrease in the number of ordinary shares outstanding as well as corresponding adjustments to outstanding options and RSUs.

Registration Rights Agreement

In connection with the closing of our initial public offering, we entered into a registration rights agreement with the Principal Shareholders and Vanke Service (the “Registration Rights Agreement”). The Registration Rights Agreement provides TPG (together with its affiliates, “TPG”), PAG Asia Capital (“PAG”) and Ontario Teachers’ Pension Plan Board (“OTPP,” and collectively referred to as, along with TPG and PAG, our “Principal Shareholders”) with demand rights and the Principal Shareholders and Vanke Service (HongKong) Co., Limited (萬科物業服務(香港)有限公司 ), a Hong Kong limited company (“Vanke Service”) with shelf registration rights. In addition, the Registration Rights Agreement provides the Principal Shareholders and Vanke Service with piggyback registration rights on any registration statement, other than on Forms S-4, S-8 or any other successor form, to be filed by the Company. These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of ordinary shares to be included in a registration statement and our right to delay a registration statement under certain circumstances.

Under the Registration Rights Agreement, we have agreed to pay certain expenses related to any such registration and to indemnify the Principal Shareholders and Vanke Service against certain liabilities that may arise under the Securities Act.

The Registration Rights Agreement provides that the parties thereto irrevocably waive the right to a trial by jury in any legal proceeding arising out of or relating to the Registration Rights Agreement to the fullest extent permitted by applicable law. If this jury trial waiver provision is prohibited by applicable law, an action could nevertheless proceed under the terms of the Registration Rights Agreement with a jury trial. To our knowledge, the enforceability of a jury trial waiver under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a jury trial waiver provision is generally enforceable under the laws of the State of New York, which govern the

Registration Rights Agreement, by a court of the State of New York or a federal court, which have exclusive jurisdiction over matters arising under the Registration Rights Agreement, applying such law. In determining whether to enforce a jury trial waiver provision, New York courts and federal courts will consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party has knowingly waived any right to trial by jury. We believe that this is the case with respect to the Registration Rights Agreement. In addition, New York courts will not enforce a jury trial waiver provision in order to bar a viable setoff or counterclaim sounding in fraud or one which is based upon a creditor’s negligence in failing to liquidate collateral upon a guarantor’s demand, or in the case of an intentional tort claim (as opposed to a contract dispute), none of which we believe are applicable in the case of the Registration Rights Agreement.

No condition, stipulation or provision of the Registration Rights Agreement serves as a waiver by any party to the Registration Rights Agreement or by us of compliance with any provision of the federal securities laws. The Registration Rights Agreement governs the relationship with existing holders of depositary receipts and does not apply to investors in this offering or to the ordinary shares offered hereby. As a result, the waiver of jury trial provision in the Registration Rights Agreement does not apply to investors in this offering or the ordinary shares offered in this transaction. Purchasers of ordinary shares in the public secondary market will not be subject to the Registration Rights Agreement.

Arrangements with Certain Shareholders

In connection with the closing of our initial public offering, we entered into a Shareholders’ Agreement with the Principal Shareholders (the “Shareholders’ Agreement”).

The Shareholders’ Agreement provides that the Principal Shareholders have certain nomination rights to designate candidates for nomination to our board of directors. Subject to any restrictions under applicable law or the NYSE rules, each of TPG and PAG also has the ability to appoint one director to each board committee, and OTPP has the ability to appoint a director to the nominating and corporate governance committee.

As set forth in the Shareholders’ Agreement, for so long as each of TPG and PAG own at least 7.5% of our total ordinary shares outstanding as of the closing of our initial public offering, TPG and PAG will each be entitled to designate for nomination two of the seats on our board of directors. Thereafter, each of TPG and PAG will be entitled to designate for nomination one director so long as they each own at least 2.5% of our total ordinary shares outstanding as of the closing of our initial public offering. Further, for so long as OTPP owns at least 2.5% of our total ordinary shares outstanding as of the closing of our initial public offering, it will be entitled to designate for nomination one director on our board of directors.

In addition, the Principal Shareholders jointly have the right to designate for nomination one additional director (the “Joint Designee”), who must qualify as independent under the rules and must meet the independence requirements of Rule 10A-3 of the Exchange Act, so long as they collectively own at least 50% of our total ordinary shares outstanding as of the closing of our initial public offering. However, if the Principal Shareholders collectively own at least 50% of our total ordinary shares outstanding as of the closing of our initial public offering and any individually owns less than 2.5% of our total ordinary shares outstanding as of the closing of our initial public offering, then the Joint Designee shall be designated for nomination solely by the entities that own more than 2.5% of our total ordinary shares outstanding as of the closing of our initial public offering.

We are required, to the extent permitted by applicable law, to take all necessary action (as defined in the Shareholders’ Agreement) to cause the board of directors and each board committee to include certain persons designated by the Principal Shareholders in the slate of director nominees recommended by the board of directors for election by the shareholders and solicit proxies and consents in favor of such director nominees. Subject to the terms of the Shareholders’ Agreement, each Principal Shareholder agrees to vote its shares in favor of the election of the director nominees designated by each of the Principal Shareholders.

In accordance with the Shareholders’ Agreement, TPG nominated Mr. Coslet and Mr. Dattels, PAG nominated Mr. Pan and Ms. Chen and OTPP nominated Mr. Ruparelia to our board of directors. The Principal Shareholders nominated Ms. McLean to our board as Joint Designee.

In the case of a vacancy on our board of directors created by the removal or resignation of a director designated by any of the Principal Shareholders, the Shareholders’ Agreement requires us to nominate an individual designated by such entity for election to fill the vacancy.

The Shareholders’ Agreement provides that the parties thereto irrevocably submit to mandatory arbitration in any legal proceeding arising out of or relating to the Shareholders’ Agreement against us to the fullest extent permitted by applicable law. No condition, stipulation or provision of the Shareholders’ Agreement serves as a waiver by any party thereto of compliance with or any rights under any provision of the federal securities laws. The Shareholders’ Agreement governs the relationship with existing holders of depositary receipts and does not apply to investors in this offering or to the ordinary shares offered by the Principal Shareholders in the future in the public secondary market.

We have also entered into a shareholder’s agreement with Vanke Service in connection with the Concurrent Private Placement (the “Vanke Shareholder’s Agreement”). The Vanke Shareholder’s Agreement provides that the parties thereto irrevocably submit to mandatory arbitration in any legal proceeding arising out of or relating to the Vanke Shareholder’s Agreement to the fullest extent permitted by applicable law. No condition, stipulation or provision of the Vanke Shareholder’s Agreement serves as a waiver by any party thereto of compliance with or any rights under any provision of the federal securities laws. The Vanke Shareholder’s Agreement governs the relationship with Vanke Service and does not apply to investors in this offering or to any ordinary shares offered by Vanke Service in the future in the public secondary market.

In addition, the purchase agreement for the Concurrent Private Placement provides that the parties thereto irrevocably submit to mandatory arbitration in any legal proceeding arising out of or relating to the purchase agreement, but does not apply to ongoing compliance with federal securities laws. To our knowledge, a waiver of federal securities law claims may not be enforceable. No condition, stipulation or provision of the purchase agreement serves as a waiver by us of compliance with or any rights of Vanke Service under any provision of the federal securities laws. The purchase agreement governs the relationship with Vanke Service and does not apply to investors in this offering or to any ordinary shares offered in the future by Vanke Service in the public secondary market.

Directors

In connection with our initial public offering, we adopted a compensation program for the non-employee members of our board of directors who are also not employees of our Principal Shareholders. For additional information on the compensation provided to our board of directors, see “Compensation Discussion and Analysis—Director Compensation.”

Certain Relationships

From time to time, we do business with other companies affiliated with the Principal Shareholders. We believe that all such arrangements have been entered into in the ordinary course of business and have been conducted on an arms-length basis.

Management Services Agreement

Prior to the closing of our initial public offering, TPG and PAG provided management and transaction advisory services to the Company pursuant to a management services agreement. For the years ended December 31, 2018, 2017 and 2016, the Company paid $1.1 million, $0.9 million and $0.7 million of transaction advisory fees related to integration and financing activities. Additionally, the Company paid an annual fee of $4.3 million, payable quarterly, for management advisory services. The management services agreement terminated at the closing of our initial public offering. Upon termination, we paid a one-time termination fee of $11,930,000. Of this amount, TPG received $6,809,000 and PAG received $5,121,000.

Deeds of Indemnification

In connection with our initial public offering, we entered into deeds of indemnification with each of our directors and executive officers. Pursuant to these agreements, we agree to indemnify these individuals to the fullest extent permissible under English law against liabilities arising out of, or in connection with, the actual or purported exercise of, or failure to exercise, any of his or her powers, duties or responsibilities as a director or officer, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. These agreements do not indemnify our directors against any liability attaching to such individuals in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he or she is a director. We also agree to use all reasonable endeavors to provide and maintain appropriate directors’ and officers’ liability insurance to the fullest extent permissible under English law (including ensuring that premiums are properly paid) for their benefit for so long as any claims may lawfully be brought against them.

Charter of Aircraft

In the ordinary course of our business, we occasionally charter private aircrafts from unaffiliated air charter companies. Brett White, our Executive Chairman and CEO, owns an aircraft which is managed by an independent air charter company unaffiliated with both Mr. White and us. We occasionally charter the aircraft owned by Mr. White from this company. The aircraft in the air charter company’s fleet, including the aircraft owned by Mr. White, are available to third parties for charter based upon fee schedules established by the air charter company, with the fees dependent primarily upon the type and size of the aircraft utilized and the duration of the flight. In addition to other authorizations for use of aircraft, our board has approved the charter of Mr. White’s aircraft for business use for up to 200 flight hours at prevailing prices, which are approximately $6,000 per hour. Because the air charter company establishes the prices and fees for the use of the aircraft in its fleet, Mr. White does not receive any greater benefit from our charter of the aircraft owned by him than he does from any other third party charter of his aircraft. The use of charter aircraft by Company personnel is governed by our aircraft use policy and is approved by our board of directors.

Non-employee director appointment letters

In connection with our initial public offering, we entered into letters of appointment with each of our non-employee directors. These letters set forth the main terms on which each of our non-employee directors serve on our board of directors. Continued appointment under the letter is contingent on continued satisfactory performance, re-nomination by the nominating and corporate governance committee and approval of the board of directors, re-election by the shareholders and any relevant statutory provisions and provisions of our articles of association relating to removal of a director.

Depositary Receipt Arrangements

Prior to our initial public offering, a nominee of Holdings LP and a nominee of the other equity owners of DTZ Jersey Holdings Limited, received depositary receipts, each representing one ordinary share in Cushman & Wakefield Limited, in consideration for their equity in DTZ Jersey Holdings Limited, at a ratio of one of Cushman & Wakefield Limited’s ordinary shares for each share of DTZ Jersey Holdings Limited. The depositary receipts were issued by Computershare Trust Company, N.A., as depositary (the “Depositary”), and a nominee for the Depositary is the registered holder of Cushman & Wakefield Limited’s ordinary shares issued in exchange for the shares of DTZ Jersey Holdings Limited.

The depositary receipts arrangement was established because, as a result of restrictions on transfer on certain of the Cushman & Wakefield Limited ordinary shares concerned, those ordinary shares could not be issued directly through the facilities of The Depository Trust Company (“DTC”) at the time of the initial public offering. The use of the Depositary allows for the ordinary shares to be held in the Depositary initially and subsequently transferred into DTC without the application of U.K. stamp duty or SDRT, provided certain conditions are met. The depositary receipts are not registered or listed on any stock exchange, are not currently eligible for deposit and clearing in DTC, and no trading market for them is expected to develop. Instead, subject to compliance with applicable securities laws and contractual restrictions on transfer, the holders of the depositary receipts may request of the Depositary that all or a portion of their depositary receipts be cancelled in order to effectuate a transfer of the ordinary shares underlying such depositary receipts to Cede & Co., as nominee/custodian for DTC, which will hold the transferred ordinary shares on its customary terms, in order to settle trades of such ordinary shares (in the public market or otherwise), or to otherwise hold or transfer such shares through and within the DTC clearance system.

Subject to compliance with applicable securities laws and contractual restrictions on transfer, the holders of the depositary receipts are generally entitled to the same rights as a direct holder of ordinary shares in Cushman & Wakefield plc or an investor holding book-entry interests in ordinary shares in Cushman & Wakefield plc through the DTC clearance system. The deposit agreement governing the depositary receipts representing our ordinary shares provides that holders of depositary receipts irrevocably waive the right to a trial by jury in any legal proceeding arising out of or relating to the deposit agreement against us or the depositary to the fullest extent permitted by applicable law. If this jury trial waiver provision is prohibited by applicable law, an action could nevertheless proceed under the terms of the deposit agreement with a jury trial. To our knowledge, the enforceability of a jury trial waiver under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a jury trial waiver provision is generally enforceable under the laws of the State of New York, which govern the deposit agreement, by a court of the State of New York or a federal court, which have non-exclusive jurisdiction over matters arising under the deposit agreement, applying such law. In determining whether to enforce a jury trial waiver provision, New York courts and federal courts will consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party has knowingly waived any right to trial by jury. We believe that this is the case with respect to the deposit agreement. In addition, New York courts will not enforce a jury trial waiver provision in order to bar a viable setoff or counterclaim sounding in fraud or one which is based upon a creditor’s negligence in failing to liquidate collateral upon a guarantor’s demand, or in the case of an intentional tort claim (as opposed to a contract dispute), none of which we believe are applicable in the case of the deposit agreement.

No condition, stipulation or provision of the deposit agreement or depositary receipts serves as a waiver by any holder or beneficial owner of depositary receipts or by us or the depositary of compliance with any provision of the federal securities laws. The deposit agreement governs the relationship with existing holders of depositary receipts and does not apply to investors in this offering or to the ordinary shares offered hereby. As a result, the waiver of jury trial provision in the deposit agreement does not apply to investors in this offering or the ordinary shares offered in this transaction. In order to conduct resales in the public market, holders of depositary receipts will need to exchange their depositary receipts for ordinary shares and such ordinary shares will not be subject to the deposit agreement.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Voting Instructions and Information

Why did I receive these proxy materials?

We have delivered printed versions of the notice of Annual Meeting in this proxy statement, proxy cards, the Cushman & Wakefield 2018 Annual Report, and our UK Annual Report and Statutory Accounts for the year ended December 31, 2018 (the “proxy materials”) to our shareholders of record and beneficial holders of our shares as of the record date, in connection with the solicitation of proxies for use at the Annual Meeting, or at any adjournment or postponement thereof.

In addition, we have provided brokers, dealers, bankers, voting trustees and their nominees, at our expense, with additional copies of the proxy materials so that our shareholders of record can, as needed, supply these materials to the beneficial owners of shares as of the record date.

Copies of the proxy materials have also been supplied, at our expense, to the Depositary for ordinary shares that could not be deposited with DTC at the closing of the Company’s initial public offering. The Depositary will, as needed, supply these materials to the beneficial owners of the depositary receipts as of the record date. Each depositary receipt represents one ordinary share in our Company. The use of the Depositary allows for the ordinary shares to be held in the Depositary initially and subsequently transferred into DTC without the application of U.K. stamp duty or stamp duty reserve tax (“SDRT”), provided certain conditions are met.

Will any other matters be decided at the Annual Meeting?

As of the date of this proxy statement, we do not know of any other matters to be raised at the Annual Meeting other than those described in this proxy statement. If any other matters are, in accordance with the UK Companies Act, other applicable law or our articles of association, properly presented for consideration at the Annual Meeting, such matters will, subject to the UK Companies Act, articles of association and applicable law, be considered at the Annual Meeting and the individuals named in the proxy card will vote on such matters in their discretion.

What is the difference between holding ordinary shares as a shareholder of record, as a beneficial owner and holder of depositary receipts?

If a shareholder is registered on the register of members of the Company in respect of ordinary shares, they are considered, with respect to those ordinary shares, the shareholder of record. As of April 29, 2019, being the latest practicable date prior to publication of this proxy statement, our shareholders of record were Cede & Co., the nominee for DTC, and GTU Ops Inc., the nominee for Computershare Trust Company N.A., as depositary, for ordinary shares that could not be deposited with DTC as of the closing of the Company’s initial public offering.

If your ordinary shares are held for you in a stock brokerage account or by a broker, bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being made available or forwarded to you by your broker, bank or other nominee through whom you hold the ordinary shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your ordinary shares by following the instructions for voting on the proxy card.

If you hold depositary receipts through the Depositary, these proxy materials are being made available or forwarded to you by the Depositary. Because each depositary receipt represents one ordinary share in our Company, you have the right to direct the Depositary on how to vote your depositary receipts by following the instructions for voting on your proxy card.

In order to become a shareholder of record of ordinary shares, a beneficial owner whose ordinary shares are deposited with DTC or are deposited with the Depositary, would need to take steps to withdraw the relevant ordinary shares from the DTC system or the Depositary’s custody, as applicable. Beneficial owners are reminded that any transfer of the ordinary shares out of the DTC system or the Depositary, as applicable, will generally be subject to UK stamp duty or SDRT at a rate of 0.5% of any consideration, which is payable by the transferee of the ordinary shares (i.e., any third party into whose name the ordinary shares are transferred). However, where no consideration is given for the transfer of the ordinary shares out of the DTC system or the Depositary, as applicable (i.e., where beneficial ownership of the ordinary shares is not changing and there is no third party paying consideration for the ordinary shares), no charge to UK stamp duty or SDRT should arise. In addition, if such ordinary shares are subsequently redeposited into the DTC system, the redeposit will attract UK stamp duty or SDRT at a higher 1.5% rate. Beneficial owners are, therefore, strongly discouraged from withdrawing their ordinary shares from the DTC system or the Depositary, as applicable.

What is “householding” and how does it affect me?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of our proxy materials to multiple shareholders who share the same address unless we have received contrary instructions from one or more of the shareholders. This procedure reduces our printing costs, mailing costs and fees. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of our proxy materials to any shareholders at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a shareholder is receiving multiple copies, to request that we only send a single copy of our proxy materials, such shareholder may write to Cushman & Wakefield plc, c/o Brett Soloway, Executive Vice President, General Counsel and Corporate Secretary, 225 West Wacker Drive, Chicago, Illinois 60606. Shareholders who beneficially own ordinary shares held in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

Who is entitled to vote at the Annual Meeting?

Shareholders of record and beneficial holders as of the record date are entitled to attend and vote at the Annual Meeting. Please note the following special cases:

Beneficial owners of ordinary shares as of the record date have the right to direct their broker or other agent on how to vote the ordinary shares in their account. They are invited to attend the Annual Meeting. However, as beneficial owners are not shareholders of record of the relevant ordinary shares, they may not vote their ordinary shares at the Annual Meeting unless they request and obtain a legal proxy from their broker or agent.

Holders of depositary receipts as of the record date may instruct the Depositary as to how to exercise the votes attaching to the ordinary shares underlying such depositary receipts by completing the proxy card and following the instructions furnished by the Depositary. After the Depositary has received instructions on how to vote on the proposals from the holders of depositary receipts, it will complete an omnibus proxy card reflecting such instructions and send it to the transfer agent.

What are the total voting rights in the Company?

As of April 29, 2019, being the last practicable date prior to the publication of this proxy statement, there were 216,773,793 ordinary shares in issue and entitled to vote. Each ordinary share is entitled to one vote on each matter properly brought before the Annual Meeting.

How do I vote if I am a shareholder of record?

If you are a shareholder of record who is entitled to attend and vote at the Annual Meeting, you may vote your ordinary shares in person at the Annual Meeting or appoint another person or persons as your proxy to exercise any or all of your rights to attend and to speak and vote at the Annual Meeting. If you intend to vote in person, you must present government-issued identification. You may appoint more than one proxy in relation to the Annual Meeting (provided that each proxy is appointed to exercise the rights attached to a different ordinary share(s)). Such proxy need not be a shareholder of record, but must attend the Annual Meeting to represent you and must vote as you instruct for your vote to be counted.

You may appoint a proxy to vote on your behalf using one of the following methods:

•	by returning the proxy card, or other instrument appointing a proxy, completed in accordance with the instructions therein and signed to the address provided with the proxy card mailing.

•	by submission via the internet by going to www.investorvote.com/CWK and following the instructions provided;

•	by telephone, using the number shown on the notice or proxy card; or

•	during the Annual Meeting, you may submit a ballot.

To be effective, the proxy appointment must be received by 11:59 p.m. (Eastern Time) on June 4, 2019.

Please sign the proxy card exactly as your name appears on the card. If a shareholder of record is a corporation, limited liability company or partnership, the proxy card should be signed in the full corporate, limited liability company or partnership name by a duly authorized person. If the proxy card is signed pursuant to a power of attorney or by an executor, administrator, trustee or guardian, please state the signatory’s full title and provide a certificate or other proof of appointment. In the case of joint holders, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders and seniority shall be determined by the order in which the names of the holders stand in the register of members.

The return of a completed proxy card, or the submission of proxy instructions via the internet or by telephone, will not prevent a shareholder of record from attending and voting at the Annual Meeting. If you have appointed a proxy and attend the Annual Meeting and vote in person, your proxy appointment will automatically be terminated.

If you properly give instructions as to your proxy appointment by executing and returning a paper proxy card or through the internet or by telephone, and your proxy appointment is not subsequently revoked, your ordinary shares will be voted in accordance with your instructions.

If you are a shareholder of record and you execute and return a proxy card, but do not give instructions, your proxy will be voted FOR each of the proposals.

If you have not received a proxy card and believe that you should have one, please contact your broker, bank or other nominee for more information if you are a beneficial holder of ordinary shares deposited in DTC.

We will distribute polling cards to any shareholders of record who want to vote in person at the Annual Meeting.

How do I vote if I am a beneficial owner?

If you are a beneficial owner, you should follow the directions provided by your broker, bank or other nominee. You may submit instructions by telephone or through the internet to your broker, bank or other nominee, or request and return a paper proxy card to your broker, bank or other nominee.

If you are a beneficial owner and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from your broker, bank or other nominee and present it to the scrutineers together with your polling card at the Annual Meeting.

How do I vote if I am a holder of depositary receipts?

If you are a holder of depositary receipts, you should follow the instructions on the form of proxy card furnished to you by the Depositary. After the Depositary has received instructions as to how to vote on the resolutions from the depositary receipt holders, it will then complete an omnibus proxy card reflecting such instructions.

If you are a holder of depositary receipts and you wish to vote in person at the Annual Meeting, please contact the Depositary, Computershare Trust Company, N.A. (contact details for whom are set in the form of proxy card to be sent by the Depositary to all holders of depositary receipts) to obtain a letter of representation to allow you to attend, speak at and vote at the Annual Meeting.

How is a quorum determined?

The presence of the holders of record of shares in the Company who together represent at least the majority of the voting rights of all the shareholders of record entitled to vote, present in person or by proxy, at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker non-votes will be counted as present and entitled to vote for the purposes of determining a quorum at the Annual Meeting.

How many votes are required to approve each proposal?

Each proposal scheduled to be voted on at the Annual Meeting will be proposed as an ordinary resolution and requires the affirmative vote of a simple majority of the votes cast at the Annual Meeting in person or by proxy. Abstentions and broker non-votes are not considered “votes cast” and do not have any effect on the outcome of the vote. It is important to note that votes on Proposals 5, 6 and 7 are non-binding and advisory. Therefore, the Company and/or the Board may determine to act in a manner inconsistent with the outcomes of such votes. However, the Board values the opinions of the Company’s shareholders as expressed through their advisory votes and, accordingly, the Board intends to review and consider the voting results on such resolutions.

How does the Board recommend that I vote?

The Board recommends that you vote “FOR” each of the director nominees in Proposal 1, “FOR” each of Proposals 2, 3, 4, 5, 7 and 8 and “1 YEAR” for Proposal 6.

What are “routine” and “non-routine” matters and what are “broker non-votes?

Under the rules and interpretations of the New York Stock Exchange (which by extension imposed by the SEC apply to all US brokers), “non-routine” matters are matters that may substantially affect the rights or privileges of shareholders, such as mergers, shareholder proposals, elections of directors (even if not contested) and, pursuant to a recent amendment to the rules, executive compensation, including advisory shareholder votes on executive compensation and on the frequency of shareholder votes on executive compensation. The ratification of the selection of the independent registered public accounting firm is generally considered to be “routine”.

Brokers, banks or other nominees generally have discretionary voting power with respect to routine matters and can exercise what are called “broker non-votes”.

If you own your ordinary shares through a bank, broker or other nominee and you do not provide them with specific voting instructions, the bank, broker or nominee is permitted to cast a broker non-vote, but only on non-routine matters. At our Annual Meeting, they may only cast broker non-votes with respect to the ratification of the selection of the independent registered public accounting firm. All other proposals being considered at the Annual Meeting are considered to be non-routine matters. Brokers, banks and other nominees may not vote on your behalf on these matters unless you have provided instructions from you on how to vote your shares.

Broker non-votes will be counted for the purpose of determining whether a quorum is present at the Annual Meeting.

What are the voting requirements to approve the resolutions?

In accordance with our articles of association, all resolutions will be taken on a poll. Voting on a poll will mean that each share represented in person or by proxy may be voted “for” or “against” a particular resolution, or may abstain from voting with respect to a particular resolution. Please see the discussion under each proposal for a detailed explanation of the voting requirement for each proposal.

Can I change my vote or revoke my proxy?

If you are a shareholder of record, you can change how you wish to instruct the proxy to vote or revoke your proxy at any time before the Annual Meeting, by:

•

delivering a valid, later-dated proxy card prior to the cut-off time for receipt of proxies, in which case your later-submitted proxy will be recorded and your earlier proxy revoked. Any later-dated proxy card received after the relevant cut-off time will be disregarded;

•

amending your internet or telephone proxy instruction prior to the cut-off time for receipt of proxies, whereby your original instruction will be superseded. Any amended proxy instruction received after the relevant cut-off time will be disregarded;

•	sending written notice to the office of the Company Secretary at the Company’s registered office, which must be received at least 24 hours prior to the start of the Annual Meeting; or

•	voting on the poll in person at the Annual Meeting.

If you are a beneficial owner of ordinary shares, you may submit new proxy appointment instructions by contacting your broker, bank or other nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy, and you may also change your vote online.

If you are a holder of depositary receipts, you may submit a new proxy card by following the instructions previously set out, at any time prior to 11:59 a.m. (Eastern Time) on June 5, 2019.

All ordinary shares that have been properly voted and not revoked will be counted in the votes held on the resolutions proposed at the Annual Meeting. Attending the Annual Meeting without taking further action will not automatically revoke your prior proxy.

We will honor the proxy with the latest date. However, no revocation will be effective unless we receive notice of such revocation at or prior to the deadlines mentioned above. For those shareholders who submit a proxy electronically or by telephone, the date on which the proxy is submitted in accordance with the instructions listed on the proxy card is the date of the proxy.

Who can attend the Annual Meeting?

Shareholders of record on the record date, may attend the Annual Meeting. If you are a shareholder of record, you will need to present the proxy card that you received, together with a form of person photo identification, in order to be admitted into the meeting.

If you are the beneficial owner of ordinary shares held in “street name,” you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee as of the close of business in New York City, New York, on the record date, along with a form of personal photo identification. Alternatively, you may contact the bank, broker or other nominee in whose name your ordinary shares are registered and obtain a legal proxy to bring to the Annual Meeting.

If you are a holder of depositary receipts and would like to attend, speak and vote in person at the Annual Meeting, please contact the Depositary, Computershare Trust Company, N.A. (contact details for whom are set out in the proxy card to be sent by Computershare Trust Company, N.A. to all holders of depositary receipts) who will provide you with a letter of representation with respect to your depositary receipts holding as of the record date that will enable you to attend, speak at and vote your underlying ordinary shares at the Annual Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted into the meeting or adjacent areas. All other items may be subject to search.

Where is the Annual Meeting being held?

The Annual Meeting is being held at 225 West Wacker Drive, Boardroom, 30th Floor, Chicago, Illinois 60606.

Can I ask questions at the Annual Meeting?

If you were a shareholder on the record date and have the right to attend the Annual Meeting, you can ask questions at the Annual Meeting. If you attend in person, you can do so in person.

Who will count the votes?

Representatives of Computershare, the Company’s transfer agent, will serve as scrutineers of the poll and tabulate the final results.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be checked by the scrutineers and disclosed by way of an announcement via a Current Report on Form 8-K, which Cushman is required to file with the SEC. The results of the polls taken on the resolutions at the Annual Meeting and any other information required by the UK Companies Act will be made available on our website (www.cushmanwakefield.com) as soon as reasonably practicable after the Annual Meeting and for a period of two years thereafter.

Other information

For additional information, please contact investor relations by email at ir@cushwake.com or phone at +1 312 338-7860.

Annex A

Director Compensation Report

DIRECTORS’ REMUNERATION REPORT

Annual Statement

From the Chair of the Compensation Committee

As required by the Companies Act 2006 and The Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008 (as amended), this Directors’ Remuneration Report is made up of three parts:

•	The Annual Statement from the Chair of the Compensation Committee.

•	The Directors’ Remuneration Policy which sets out the proposed policy for the three years beginning on 1 January 2020, which is subject to a binding shareholder vote.

•

The Annual Report on Remuneration which sets out the payments made and awards granted to the directors in the financial year ended 31 December 2018 and how the Company intends to implement the policy in 2020 which, together with this Annual Statement, is subject to an advisory shareholder vote.

In August 2018, Cushman & Wakefield successfully completed an initial public offering, listing the firm on the New York Stock Exchange. This was one of the largest initial public offerings of the year, based on offering size. As a newly listed entity in 2018, this is Cushman & Wakefield’s first Directors’ Remuneration Policy and Report.

The objectives of our remuneration policy are to provide an attractive, flexible and effective compensation package to our executive officers that is tied to our corporate performance and aligned with the interests of our shareholders. Our compensation program is designed to help us recruit, motivate and retain the calibre of executive officers necessary to deliver consistent high performance to our clients, shareholders and other stakeholders.

Our compensation policies and practices also allow us to communicate our goals and standards of conduct and performance and to motivate and reward employees for their achievements. In general, the same principles governing the compensation of our executive officers also apply to the compensation of all our employees. Currently the Executive Chairman and Chief Executive Officer is the only Executive Director on the Board.

During the course of the financial year, the Compensation Committee (“the Committee”) has agreed the compensation package for the Executive Chairman and Chief Executive Officer and the changes to the terms of his employment agreement and his outstanding equity awards. The vesting conditions attached to certain of his RSU awards in respect of ordinary shares, granted in May 2015, have been modified to convert some awards from performance-vesting awards to time-vesting awards and to extend the period over which some of the time-vested awards are outstanding to align with his term of office.

In 2018, we achieved record full year financial performance. Adjusted EBITDA, on which our Executives’ annual incentive is based, was up 115 basis points. Based on Pre-incentive Adjusted EBITDA of $790m, it was determined that a cash bonus payment of 153.33% of target should be paid to the executives which, for Brett White, amounted to $3,066,600. He received an award of RSUs, having a face value equivalent to $5,000,000, of which 25% is subject to share price based performance conditions and the balance subject to continued employment over the four year vesting period.

I look forward to receiving your support at the Annual Shareholders’ Meeting on the Directors’ Remuneration Policy and the Directors’ Remuneration Report resolutions.

/s/ Timothy Dattels

Timothy Dattels

Chair of the Compensation Committee

Directors’ Remuneration Policy

Introduction

The Directors’ Remuneration Policy described in this section is intended to apply for three years, beginning on 1 January 2020 (the beginning of the next financial year), subject to shareholder approval being obtained at the Annual Shareholders’ Meeting on 6 June 2019. Following approval, the policy will be displayed on the Company’s website, within the Investors Relation section, while it remains in force.

As a US headquartered business with senior executives based in the US, the Committee’s overall approach to total compensation is to set pay by reference to US market practice. As such, the Committee uses market benchmarks for global real estate firms operating in the US and other US business service companies.

The committee will consider the Directors’ Remuneration Policy annually, to ensure that it remains aligned with business needs and is appropriately positioned relative to the market. However, there is currently no intention to revise the policy and seek shareholder approval more frequently than every three years.

Peer Group

We benchmark total potential compensation against total compensation packages paid by peer group companies. We believe that ensuring that our compensation levels are competitive with the market for high calibre talent in our industry is an important attraction and retention tool. The compensation levels of our peer group companies are an input in assessing both our total compensation and the form and mix of cash and equity incentives awarded to our employees and our executive officers, including the Executive Chairman and Chief Executive Officer. We use our peer group as a reference and a guide in making total compensation decisions. In selecting our peer group we consider the following factors: industry segment, business profile and various financial criteria. The comparator group is evaluated on an annual basis and may change over time based upon the availability of peer data and the future characteristics of our business compared with peer companies.

For 2018, our peer group consisted of the following 21 companies:

Direct Peers	Other Business Service Peers
CBRE	AECOM	Fiserv
Colliers International	Aon	Forest City Realty
Jones Lang LaSalle	Boston Properties	Jacobs Engineering
	CACI International	KBR
	CGI Group	Kelly Services
	Convergys	Leidos
	Duke Realty Corporation	Robert Half International
	EMCOR	Unisys
	Fidelity National Information Services	Willis Towers Watson

The peer group data is not used by the Committee in isolation but rather serves as one point of reference for making decisions about compensation. The Committee also takes into consideration other factors it considers relevant, such as the financial and operational performance of our businesses, individual performance, experience, skill set, specific retention concerns and internal equity.

Balancing short- and long-term remuneration

Based on our view of current market practice and our compensation principles, we have established the remuneration policy set out in this report. Fixed annual elements, including base pay and benefits, recognise the scope and complexity of the responsibilities of our executives and ensure current and future market competitiveness. Annual incentive and stock awards are designed to motivate and reward them for making the Company successful on a sustainable basis and promote retention.

Directors’ Remuneration Policy table

Element and link to strategy	Operation	Opportunity	Performance conditions
Base Salary To attract and retain individuals based on their skills and for the role responsibilities.

Salaries are generally reviewed annually.

Salary levels take account of:

-Role, performance, experience and qualifications

-Future potential, tenure and ease of replacement

-Company performance and desired position with respect to competitive market / internal equity

-Salary levels for similar roles at relevant market comparators

		Increases are applied in line with the outcome of the review. Salary will constitute no more than 20% of the total compensation package.	N/A

Benefits To drive effectiveness and efficiency of executive officers, and for recruitment and retention purposes.

Benefits typically include the following:

-Health Care (medical, pharmacy, dental and vision benefits)

-Welfare (medical and dependent care flexible spending accounts)

-Insurance (short-term and long-term disability, accidental death, dismemberment, basic life insurance)

-Golf club and other memberships

-Legal fees in connection with the employment agreement

Benefits may vary by role and individual circumstance, and are reviewed periodically.

The Compensation Committee reserves the right to introduce additional benefits to ensure alignment with market practice.

N/A

Pension To provide market competitive pensions packages.	Contributions to 401(k) retirement plan.	Employer contribution of up to 2.5% to a 401(k) plan or similar defined contribution arrangement in other jurisdictions.	N/A

Annual Incentive Plan (“AIP”) To reinforce and reward financial and personal performance.	The performance measures and target ranges are approved by the Committee at the beginning of the financial year. AIP awards are payable in cash.

The AIP will form no more than 35% of the overall package such that the total compensation delivered in cash is limited to no more than 50% of the overall compensation package.

The Committee retains discretion to adjust the amount of the actual cash bonus payments if they are inconsistent with underlying corporate performance.

Performance conditions: will be based in the majority on financial metrics (e.g. EBITDA-based metrics).

Provisions for the recovery or withholding of amounts in certain specific scenarios are contained in the Cushman & Wakefield Recoupment Policy.

Long Term Incentive Plan (“LTIP”) To reward and retain key executives for the delivery of long-term growth objectives and to align the interests of management with those of shareholders.

The Committee may grant annual awards of restricted stock units (“RSUs”) and options to purchase the Company’s ordinary shares.

Normally, around 25%-50% of the RSU awards will be performance-vesting and around 50%-75% will vest in equal instalments over four years from the date of grant subject to continued employment.

The Committee retains discretion to make awards under the LTIP with a greater or lesser percentage of performance-vesting RSU awards.

The maximum annual award of RSUs and/or options will generally be in the region of 60% of the total compensation package, but may be up to 80% of the total compensation package.

The Committee reserves the right to make additional awards for the purposes of retention in exceptional circumstances, subject to the overall LTIP component of compensation for the year not exceeding 80%.

Performance-vested RSUs will be dependent on metrics such as Relative Total Shareholder Return and measures based on financial metrics such as margin accretion or EBITDA.

Provisions for the recovery or withholding of amounts (whether vested or unvested) in certain specific scenarios are contained in the Cushman & Wakefield Recoupment Policy.

Shareholding requirement

Executive Directors are expected to meet minimum stock ownership guidelines.

The Executive Directors’ compliance with the stock ownership guidelines is assessed at 31 May each year, based on the Executive Directors’ salary and the average 12 month end share price.

Ownership Guideline (including unvested time-vested RSUs)

CEO - 6 x salary

Other Executive Directors - 3 x salary

One-third of guideline must be in shares owned outright

CEO - 2 x salary

Other Executive Directors - 1 x salary

N/A

Notes to the Policy table

Performance measures and targets

Performance measures for the AIP and LTIP are selected by the Committee to support the strategic objectives of the business and to drive profitable growth. Targets for the AIP will be set in line with the Board’s budget for the financial year and performance targets for the LTIP will be aligned with longer-term forecasts. The use of time-vested RSUs is intended to align the interests of executives with those of shareholders.

Malus and clawback

The Cushman & Wakefield Recoupment Policy provides that the Executive Directors will forfeit, repay or return to the Company any cash or equity-based incentive compensation, or the proceeds of any sale of equity, in the following scenarios:

(i)	material restatement of the Company’s financial results;

(ii)	the individual violates a Material Policy (e.g., the Company’s Code of Conduct);

(iii)	the individual breaches a non-compete, non-solicitation or confidentiality clause;

(iv)	misrepresentation of a material fact in connection with the securing or retention of employment;

(v)	the individual engages in fraud; and

(vi)	the individual manipulates results with a view to increasing incentive pay-outs for himself or others.

Differences between the compensation policy for the executive directors and that for employees

The remuneration policy for other employees is based on the same philosophy and principles that govern the remuneration policy for Executive Directors. Annual salary reviews take into account Company and individual performance, local pay and market conditions, and salary levels for similar roles in the relevant geographies. Senior executives are eligible to participate in the AIP and in LTI programs on similar terms as the Executive Directors. Managerial and professional employees are eligible to participate in the AIP provided for executives; opportunities vary by organizational level and an individual’s role. Some employees below the executive level are eligible to participate in the stock option and RSU components of the LTI program; opportunity levels are commensurate with organizational level.

Approach to recruitment compensation

The Committee’s approach to compensation in connection with recruitment is to pay compensation that is appropriate in level and structure to attract, retain and reward high calibre directors, while paying no more than is necessary to attract appropriate candidates to the role. At recruitment, the level of fixed remuneration would be set taking into account the candidate’s skills, their most recent total compensation, internal comparators and external market data for similar roles. Benefits for any new Executive Directors would be provided on a similar basis as available to other US employees who are at senior levels within the Company.

Compensation terms for any new Executive Directors will be based on the approved Directors’ Remuneration Policy, except where it is necessary or desirable to provide additional one-off awards on recruitment or to ‘buy out’ a new director’s unvested awards from a previous employer. In that case, the Committee will seek to match the expected value of the awards by granting awards that vest over a timeframe similar to those given up. Existing annual incentive given up may be bought out on an expected value basis or, at the discretion of the Committee, through a guaranteed incentive award for the first performance year only.

Where appropriate, the Committee will agree reasonable costs of relocation for a director which, based on individual circumstances, may include costs incurred such as travel, shipping, immigration and tax advice, temporary housing, transaction costs on home sale/purchase, home/school search and school fees and, if in relation to a temporary assignment, tax equalisation and a housing allowance.

Employment agreements and payment for loss of office

Executive directors’ employment agreements are designed to provide an appropriate level of protection for the executive and the Company by: (i) setting out individual entitlements to elements of compensation; (ii) summarizing notice periods and compensation on termination of employment by the Company; and (iii) describing the obligations in relation to confidentiality, data protection, intellectual property and restraint on certain activities.

Compensation element	Employment terminated by the Company without cause or resignation for good reason	Resignation without good reason at end of term
	Restrictive covenants apply[1]	Restrictive covenants apply[1]

Base Salary	Continued for 24 months.

May continue to receive his then-current base salary for up to 18 months.

This is subject to his continued compliance with any other obligations participant has to the Company.

No salary received if we notify the individual that we are waiving our rights to enforce the non-competition covenant.

Benefits	Continued participation in our medical, dental and health plans at his cost until the second anniversary of the termination of employment.

May continue to participate in the Company’s medical, dental and health plans at his cost for up to 18 months.

This is subject to his continued compliance with any other obligations participant has to the Company.

No benefits received if we notify the individual that we are waiving our rights to enforce the non-competition covenant.

AIP

Pro-rated for the year of termination based on actual performance.

If termination occurs within 12 months prior to or 24 months following a change in control, this pro rata bonus payment will be at least equal to his target annual bonus opportunity.

Death or disability, his annual bonus for the year of termination based on actual performance.

No awards made.

LTIP	Remuneration Committee discretion to dis-apply pro-rating or to accelerate vesting to the date of leaving (subject to pro-rating and performance conditions).	May only transfer up to 5% of the ordinary shares held (as a result of the settlement of the outstanding time-based RSUs and options) per calendar quarter, inclusive of any ordinary shares sold pursuant to the requirement to sell his ordinary shares alongside the Principal Shareholders.

[1]

Restrictive covenants, including prohibitions on (i) competing with us during his employment with us and for a period of 18 months thereafter, (ii) soliciting or hiring our customers or employees during his employment with us and for a period of 24 months thereafter, and (iii) non-disparagement, confidentiality and intellectual property obligations.

Dates of directors’ employment agreements and letters of appointment

Executive Chairman and Chief Executive Officer	Employment agreement commencement date	Date employment agreement terminates
Brett White	16 March 2015	31 December 2021

Non-executive director	Date of current appointment	Date current appointment terminates
Jonathan Coslet	19 July 2018
Timothy Dattels	19 July 2018
Qi Chen	19 July 2018
Lincoln Pan	19 July 2018
Rajeev Ruparelia	13 June 2018
Billie Williamson	19 July 2018
Jodie McLean	30 October 2018
Michelle MacKay	27 November 2018
David Kim	13 June 2018	19 July 2018
Anand Tejani	13 June 2018	19 July 2018

Letters of engagement for the non-executive directors and the employment agreement for our executive director are available on the website of the Securities Exchange Commission

https://www.sec.gov/Archives/edgar/data/1628369/000119312518217127/d522375dex1035.htm.

Illustrations of application of remuneration policy

The chart below illustrates the compensation payable in minimum, on-target and maximum performance scenarios and is based on the following assumptions.

Percentage of total	Minimum	On-target	Maximum
Salary and benefits	20%	15%	5%
AIP	0%	25%	15%
Time-vesting RSUs	80%	45%	50%
Performance-vesting RSUs	0%	15%	30%

Salary and benefits are assumed to be $1,060,000.

The following assumptions have been made for the purposes of the scenarios in the chart:

•	Minimum - fixed remuneration only (salary, benefits, time-vesting RSUs)

•	On-target - fixed remuneration; on-target bonus; and on target of performance-vesting RSUs

•	Maximum - fixed remuneration; maximum bonus; full vesting of performance-vesting RSUs

•	Maximum plus assumed 50% share price increase - as above plus 50% share price increase on performance-vesting RSUs.

Directors’ Remuneration Policy table (Non-executive directors)

How the element supports our strategic objectives	Operation of the elements (fees and benefits)	Maximum potential payout	Performance measures used, weighting and time period applicable

To attract non-executive directors who have the broad range of experience and skills required to oversee the implementation of the strategy

-Fees for non-executive directors (other than the Chairman) are set by the Board and paid in regular instalments.

-The non-executive directors who are not employees of our Principal Shareholders are also eligible to receive annual RSU awards with a grant date value of $145,000, which will vest in full on the earlier of the first anniversary of the date of grant or the AGM.

-Fees are set within the range of comparative board and committee fees, benchmarked against the peer group. Average increases will typically be in alignment with the market median.

-Fees are constituted of an annual Board retainer plus additional fees for members and chairs of the Audit, Compensation and Nominating and Corporate Governance Committees.

N/A

Shareholding guideline

-Shareholding guideline compliance assessed at 31 May each year.

-Unvested RSUs included.

-Non-executive Directors who are not employees of our Principal Shareholders are expected to retain 100% of their after-tax shares until they meet their stock ownership guideline.

		-5 times annual Board fee	N/A

Employee context

The Compensation Committee does not consult with employees specifically on its Executive Director compensation policy and framework however, when determining pay for Executive Directors, the Committee takes into account several data elements including but not limited to:

•	Company and individual performance;

•	annual incentive plan funding levels; and

•	market data provided by independent compensation consultant.

Consideration of shareholder views

The committee will consider shareholder feedback in relation to the Directors’ Remuneration Report for the prior year at its first meeting following the AGM. This feedback, as well as any additional feedback received during any other meetings with shareholders, is then considered as part of the Company’s annual review of compensation arrangements for the following year. Where any significant change is proposed, the Chairman of the committee may inform major shareholders in advance, and will offer a meeting to discuss these.

Annual Report on Remuneration

Single total figure of remuneration for executive director for period from 19 July to 31 December 2018 (Audited)

Executive Chairman and Chief Executive Officer	Year	Base pay $000	Taxable benefits $000	Annual Incentive $000	Time-based RSUs awarded $’000	Long-term incentive $000	Total $000
Brett White	2018	432	41	1,395	—	24,473	26,341

Note: Salary, Taxable benefits, Annual Incentive and Time-based RSUs pro-rated to the proportion of the year during which the Company was listed. Long-term incentive relates to the conversion of 1,340,275 performance-vesting RSUs to time-vesting RSUs in November 2018.

Pro-forma single total figure of remuneration for executive director for two financial years ended 31 December 2018

Executive Chairman and Chief Executive Officer	Year	Base pay $000	Taxable benefits $000	Annual Incentive $000	Time-based RSUs awarded $’000	Long-term incentive $000	Total $000
Brett White	2018	950	110	3,067	3,750	29,318	37,195
	2017	950	145	1,400	—	—	2,495

Additional information in relation to the single total figure (Audited)

Element	Explanation

Taxable benefits	Include the following benefits: reimbursement of legal fees related to appointment ($55,385), health and welfare benefits ($18,715), charitable contributions, tickets to sporting events and payment of golf club membership

Annual incentive	Opportunity at target performance - $2,000,000 (210.5% of salary); Opportunity at maximum performance - $4,000,000 (421% of salary) Payable in cash

Time-based RSUs	Represents the value of 220,589 time-based RSUs awarded in the financial year at the share price on the date of grant of $17.00

Long-term incentive	Represents the value at the date of modification of 1,340,275 performance-vesting RSUs that were converted to time-vesting RSUs in November 2018 based on the share price at the date of modification of $18.26 per share ($24,473,422) and in the pro-forma single total figure table includes the conversion of 285,000 performance-vesting RSUs into time-vesting RSUs in March 2018 at a share price of $17.00 per share ($4,845,000)

Determination of annual incentive payment (“AIP”) amount (Audited)

The 2018 AIP is based on the achievement of a certain percentage of pre-incentive adjusted EBITDA, from a minimum of 70% to a maximum of 130% of the annual operating plan target, subject to the achievement of the minimum 70% on a consolidated basis and the discretion of our board of directors, with straight line interpolation between these points.

	Threshold	Target	Maximum	Actual
Pre-incentive adjusted EBITDA	$477.4m	$682m	$886.6m	$790m
Bonus payable (% of target)	—%	100%	200%	153.33%
Bonus payable ($)	$—	$2,000,000	$4,000,000	$3,066,600

Pre-incentive Adjusted EBITDA was adjusted as follows for the purposes of the 2018 AIP:

Increased by:	Decreased by:
Cost of AIP - $153m	Recruiting and retention amortization - $22m
Currency conversion - $18m	Impact of ASC 606 - $11m
M&A and other one-off items - $7m

Single total figures of remuneration for non-executive directors (Audited)

Non-executive directors who are not employees of our Principal Shareholders receive compensation consisting of fees and equity awards. They do not participate in any of the Company’s incentive arrangements, nor do they receive any benefits.

Non-executive director	Year	Fees $000	Equity Awards $000	Taxable benefits $’000	Total $000
Jonathan Coslet	2018	—	—	—	—
Timothy Dattels	2018	—	—	—	—
Qi Chen	2018	—	—	—	—
Lincoln Pan	2018	—	—	—	—
Rajeev Ruparelia	2018	—	—	—	—
Billie Williamson	2018	50	133	—	183
Jodie McLean	2018	14	97	—	111
Michelle MacKay	2018	7	85	—	92
David Kim	2018	—	—	—	—
Anand Tejani	2018	—	—	—	—

Notes:

[1]	Fees and equity awards are pro-rated to reflect the number of days worked in the financial year
[2]	Equity awards vest on the earlier of the first anniversary of the date of grant or the date of the AGM

Total pension entitlements (Audited)

None of the directors has a prospective entitlement to a defined benefit pension.

Scheme interests awarded during 2018 (Audited)

The following scheme interests were awarded or modified to Brett White, Executive Chairman and Chief Executive Officer, in the year ended 31 December 2018.

Date of grant	Type of interest	Basis of award	No of shares	Face value $	Threshold vesting	End of performance period
8 March 2018[1]	Time-vesting RSUs	Fixed value	220,589	3,750,013	—	—
8 March 2018[2]	Performance-vesting RSUs	Fixed value	73,529	270,589	Nil	See below
18 June 2018[3]	Time-vesting RSUs	Fixed value	285,000	4,845,000	—	—
11 November 2018[4]	Time-vesting RSUs	Fixed value	1,340,275	24,473,425	—	—
11 November 2018[5]	Performance-vesting RSUs	Fixed value	893,517	15,448,905	Nil	See below

Notes:

[1]

Time-vesting RSUs vest in equal instalments over four years, subject to continued employment, with the first vesting on 15 May 2019. Face value based on the spot rate of the underlying shares on the date of grant of $17.00 per share.

[2]

The performance-vesting RSUs will vest on the earlier of the Principal Stockholders achieving a money multiple of 2 x on a sale of their equity and the Company’s share price averaging at least $20 over a period of 90 trading days. Face value based on the fair market value of the underlying shares of $3.68 per share.

[3]

Represents shares underlying awards granted on 8 May 2015, whose vesting criteria was modified from performance-based to time-based in June 2018. Face value based on the spot rate of the underlying shares on the date of modification of $17.00 per share.

[4]

Represents shares underlying awards granted on 8 May 2015, whose vesting criteria was modified from performance-based to time-based in November 2018. Face value based on the fair market value of the underlying shares on the date of modification of $18.26 per share.

[5]

Represents shares underlying awards granted on 8 May 2015, whose performance vesting criteria was modified to include the original vesting criteria or proportional vesting based on the achievement of established closing share price for a period of 90 days in November 2018. Face value based on the fair market value of the underlying shares on the date of modification of $17.29 per share.

Payments to past directors (Audited)

There were no payments to past directors during 2018.

Payments for loss of office (Audited)

There were no payments for loss of office paid to directors during 2018.

Directors’ Shareholdings and Share Interests

Executive Directors’ Share Interests (Audited)

Brett White has a shareholding requirement of 600% of salary (including his unvested RSUs subject to continued service). Based on the share price at the financial year end of $14.47, and the average share price over the twelve month period to 31 May 2018 of $17.00 per share, his share ownership exceeded this requirement by a significant margin.

	Cushman & Wakefield plc shares as at 31 December 2018
Executive Chairman and Chief Executive Officer	Shares held outright	RSUs subject to continued service	RSUs subject to performance	Options subject to continued service	Options that have vested but not been exercised
Brett White	808,902	1,531,059	743,667	89,350	357,408

Notes:

In June 2018, 285,000 performance-vesting RSUs were converted into time-vesting RSUs; in November 2018, a further 1,340,275 performance-vesting RSUs were converted into time-vesting RSUs. The value of the time-vesting RSUs at the date of exchange is included in the Single Total Figure table. No options were exercised by a director during the year.

Non-executive directors who are not employees of our Principal Shareholders must hold 100% of their after-tax shares until they meet their stock ownership guideline of five-times their annual retainer. Share interests held by the non-executive directors (including holdings by connected persons) at the end of the year (or earlier retirement from the Board) are shown below:

Cushman & Wakefield plc shares held at 31 December 2018
Non-executive director	Shares held outright	RSU awards	Shareholding guideline met
Jonathan Coslet	—	—	N/A
Timothy Dattels	—	—	N/A
Qi Chen	—	—	N/A
Lincoln Pan	—	—	N/A
Rajeev Ruparelia	—	—	N/A
Billie Williamson	—	7,372	No
Jodie McLean	—	5,203	No
Michelle MacKay	—	4,552	No
David Kim	—	—	N/A
Anand Tejani	—	—	N/A

TSR chart and CEO pay table

For the purposes of the TSR chart below, the Russell 3000 index has been chosen as the broad equity market index against which to compare the Total Shareholder Return of Cushman & Wakefield plc since the IPO in August 2018 as Cushman & Wakefield is included in this index.

Executive Chairman and Chief Executive Officer	2017 ‘000s	2018 ‘000s
Single total figure	$2,495	$37,195
% of maximum AIP	35%	76.7%
% of maximum performance-vesting LTIP	N/A	N/A

Note: The Single total figure value in 2018 in inflated by the inclusion of the conversion of 1,625,275 performance-vesting RSUs to time-vesting RSUs.

Percentage change in CEO pay compared with employee pay

The table below shows the percentage change in salary, benefits and bonus for the Executive Chairman and Chief Executive Officer and the Company’s global employees between 2017 and 2018. The year-over-year decrease in Mr. White’s benefits can largely be attributed to the elimination of Company reimbursement for personal aircraft usage. The year-over-year increase in bonuses for both Mr. White and the Company is due to improved Company performance in 2018 compared with 2017.

% increase from 2017 to 2018	Salary	Benefits	Bonus
Brett White	Nil	(24)	119
Employees	2.5	7	17

Relative importance of spend on pay

The overall spend on pay in 2017 and 2018 and the change in spend is shown below. No dividends were paid in either year.

Overall spend on pay

2017 ($millions)	2018 ($ millions)	Change (%)
4,861	6,016	24%

Implementation of remuneration policy for 2020

The salary of the Executive Chairman and Chief Executive Officer is reviewed each year relative to market medians. Adjustments would be made if the salary is found to be low against the market. In addition, Non-executive Director fees are also reviewed each year relative to market data. The current rates are set out below and the Committee reserves the right to adjust for market alignment.

2019
Salary of Executive Chairman and Chief Executive Officer	$950,000
Non-executive director Board fee	$75,000
Audit Committee member	$10,000
Audit Committee Chair (in addition to member retainer)	$15,000
Compensation Committee member	$10,000
Compensation Committee Chair (in addition to member retainer)	$15,000
Nominating and Corporate Governance Committee member	$5,000
Nominating and Corporate Governance Committee Chair (in addition to member retainer)	$10,000

As the Directors’ Remuneration Policy will not be implemented before 1 January 2020 and decisions in relation to compensation for that year have not yet been made, it is not possible to provide details of the intended operation of the AIP or LTIP in the first year of the operation of the Policy, once approved. Details will be provided in our Annual Report on Remuneration for the year ending 31 December 2019.

Compensation Committee (“Committee”)

The Committee shall be composed of three independent non-executive directors. The chair of the Committee shall be appointed by the Board. Committee members shall serve until their successors are duly appointed and qualified or until their earlier removal by the Board at any time.

The members of the Committee during the year were: Timothy Dattels (Chair), Lincoln Pan and Rajeev Ruparelia, all of whom are considered to be independent.

The Committee’s remit is to:

•

review and approve corporate goals and objectives relevant to the compensation of our executive officers, evaluate the performance of our executive officers in light of those goals and objectives and determine the compensation of our executive officers based on that evaluation;

•	review and approve policies and guidelines related to the compensation of our executive officers and directors; and

•	establish, review and administer our compensation and employee benefit plans.

Independent Compensation Consultant

The Committee is authorised to engage the services of outside advisers in order to fulfil its duties and responsibilities. In 2017, the Committee engaged Frederic W.Cook & Co., Inc. (“FW Cook”), a US executive compensation consulting firm, to assist it with compensation matters. FW Cook was selected as the Committee’s external, independent compensation advisor through an RFP process conducted in 2016. FW Cook attends Committee meetings, responds to inquiries from Committee members and provides analysis in respect of these inquiries.

FW Cook has assisted the Committee with the development of the compensation peer group, analysed the executive compensation levels and practices of the companies in our compensation peer group and provided advice and support with respect to compensation best practice and market trends. FW Cook does not provide any services to us other than the services provided to the Committee. As stated in the Compensation Committee’s charter, on an annual basis the Committee will evaluate the independence, conflicts of interest and performance of advisors.

Fees of $216,000 were paid to FW Cook for advice in respect of executive compensation for the period ended 31 December 2018, based on agreed hourly rates.

Shareholder voting outcome

As this is Cushman & Wakefield’s first Directors’ Remuneration Report, there are no historic shareholder voting outcomes on remuneration resolutions to report.

6. To approve on a non-binding, advisory basis, the frequency of future non-binding, advisory votes on the compensation of the named executive officers. 1 Year 2 Years 3 Years Abstain 01—Jonathan Coslet 02—Qi Chen 03—Michelle MacKay For Against Abstain For Against Abstain For Against Abstain 1 U P X Cushman & Wakefield plc Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 032G3D + + A Proposals — The Board of Directors recommend a vote FOR all the nominees listed, FOR Proposals 2, 3, 4, 5, 7 and 8 and “1 YEAR” for Proposal 6. 2. To ratify the appointment of KPMG LLP as independent registered public accounting firm for the year ending December 31, 2019. 5. To approve on a non-binding, advisory basis, the compensation of the named executive officers as disclosed in the proxy statement. 1. Election of three Class I directors to hold office until the 2022 annual general meeting of shareholders: For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. 3. To appoint KPMG LLP as UK statutory auditor to audit the UK statutory annual accounts for the year ending December 31, 2019. 4. To authorize the Audit Committee to determine the compensation of the UK Statutory Auditor. 7. To approve on a non-binding, advisory basis, the UK director compensation report. qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q 2019 Annual General Meeting Proxy Card For Against Abstain 8. To approve the director compensation policy. For Against Abstain 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT LINE SACKPACK 1234 5678 9012 345 MMMMMMMMM MMMMMMMMMMMMMMM 4 1 9 5 7 5 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 MMMMMMMMMMMM MMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext If no electronic voting, delete QR code and control # Î” â‰^ You may vote online or by phone instead of mailing this card. Online Go to www.investorvote.com/CWK or scan the QR code — login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/CWK Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Votes submitted electronically must be received by 11:59 pm (Eastern Time) on June 4, 2019. Your vote matters – here’s how to vote!

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/CWK Notice of 2019 Annual General Meeting of Shareholders Proxy Solicited by Board of Directors for Annual General Meeting — June 6, 2019 The undersigned shareholder(s) of Cushman & Wakefield plc hereby appoint(s) Brett White, Duncan Palmer and Brett Soloway, and each of them, as the undersigned’s true and lawful proxies, each with the power to appoint his substitute(s), and hereby authorize(s) them to represent and to vote all of the shares of Cushman & Wakefield plc that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 8:00 a.m. (Central Time) on June 6, 2019 and at any adjournment or postponement thereof, upon all subjects that may properly come before such meeting, including the matters described in the proxy statement furnished with this proxy card, subject to the directions indicated on the reverse side of this card, with all the power the undersigned would possess if personally present. Shares represented by this proxy will be voted as directed by the shareholder(s). If no such directions are indicated, this proxy will be voted FOR each director nominee, FOR Proposals 2, 3, 4, 5, 7 and 8, “1 YEAR” for Proposal 6 and in the discretion of the Proxies upon such other business as may properly come before the meeting or any adjournment or postponement thereof. (Items to be voted appear on reverse side) CUSHMAN & WAKEFIELD plc qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q C Non-Voting Items + + Change of Address — Please print new address below. Proxy materials for the Annual General Meeting of Shareholders are available at: http://ir.cushmanwakefield.com